STOCK  PURCHASE  AGREEMENT



                            BY AND BETWEEN



                     FIGGIE  INTERNATIONAL  INC.




                                 AND


                   THP  UNITED  ENTERPRISES,  INC.





                            July 21, 1995
























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                          TABLE OF CONTENTS



                                                                Page


  1.   PURCHASE AND SALE OF SHARES  . . . . . . . . . . .  1
       1.1  Shares  . . . . . . . . . . . . . . . . . . .  1

  2.   COMPUTATION AND PAYMENT OF PURCHASE PRICE  . . . .  1
       2.1  Purchase Price  . . . . . . . . . . . . . . .  1
       2.2  Purchase Price Adjustment . . . . . . . . . .  2
       2.3  Intercompany Obligations  . . . . . . . . . .  4
       2.4  Escrow Accounts . . . . . . . . . . . . . . .  5

  3.   REPRESENTATIONS AND WARRANTIES OF SELLER . . . . .  9
       3.1  Organization; Power; Good Standing  . . . . .  9
       3.2  Capitalization  . . . . . . . . . . . . . .   10
       3.3  Binding Agreement and Authority . . . . . .   10
       3.4  No Violation or Breach  . . . . . . . . . .   10
       3.5  Financial Statements  . . . . . . . . . . .   11
       3.6  Absence of Certain Changes  . . . . . . . .   11
       3.7  Contracts . . . . . . . . . . . . . . . . .   11
       3.8  Taxes . . . . . . . . . . . . . . . . . . .   13
       3.9  Real Property . . . . . . . . . . . . . . .   15
       3.10 Title to Properties . . . . . . . . . . . .   16
       3.11 Litigation  . . . . . . . . . . . . . . . .   16
       3.12 Compliance with Laws  . . . . . . . . . . .   16
       3.13 Intellectual Property . . . . . . . . . . .   19
       3.14 Transactions with Interested Persons  . . .   20
       3.15 Employee and Employee Benefit Matters . . .   20
       3.16 Insurance . . . . . . . . . . . . . . . . .   24
       3.17 Vehicles  . . . . . . . . . . . . . . . . .   24
       3.18 Certain Contracts . . . . . . . . . . . . .   24
       3.19 Officers and Directors  . . . . . . . . . .   25
       3.20 Brokerage . . . . . . . . . . . . . . . . .   25
       3.21 Liabilities . . . . . . . . . . . . . . . .   25
       3.22 Seller's Contracts  . . . . . . . . . . . .   25
       3.23 Accuracy of Representations and Warranties    25

  4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER  . .   25
       4.1  Organization; Power . . . . . . . . . . . .   25
       4.2  Binding Agreement and Authority . . . . . .   25
       4.3  No Defaults . . . . . . . . . . . . . . . .   26
       4.4  Litigation  . . . . . . . . . . . . . . . .   26
       4.5  Available Funds . . . . . . . . . . . . . .   26
       4.6  Brokerage . . . . . . . . . . . . . . . . .   26
       4.7  Investment Purpose  . . . . . . . . . . . .   26
       4.8  Accuracy of Representations and Warranties    26

  5.   COVENANTS  . . . . . . . . . . . . . . . . . . .   27
       5.1  Access  . . . . . . . . . . . . . . . . . .   27
       5.2  Press Releases  . . . . . . . . . . . . . .   27

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       5.3  Regulatory Filings; Consents  . . . . . . .   28
       5.4  Injunctions . . . . . . . . . . . . . . . .   28
       5.5  Operation of the Business . . . . . . . . .   28
       5.6  Satisfaction of Conditions  . . . . . . . .   30
       5.7  Termination of Lease Agreement and Security
            Agreement . . . . . . . . . . . . . . . . .   30
       5.8  Release of Certain Liens  . . . . . . . . .   31
       5.9  Litigation  . . . . . . . . . . . . . . . .   31
       5.10 Resignations  . . . . . . . . . . . . . . .   31
       5.11 Limitation on Competition . . . . . . . . .   31
       5.12 Employee Compensation and Benefit Matters .   32
       5.13 Acquisition Proposals . . . . . . . . . . .   32
       5.14 Other Tax Matters . . . . . . . . . . . . .   33
       5.15  Records  . . . . . . . . . . . . . . . . .   37
       5.16 Employment Agreement  . . . . . . . . . . .   38

  6.   CONDITIONS TO CLOSING  . . . . . . . . . . . . .   38
       6.1  Conditions Precedent To The Obligations of the
            Buyer and the Seller  . . . . . . . . . . .   38
       6.2  Additional Conditions Precedent to Obligations of
            the Seller  . . . . . . . . . . . . . . . .   38
            6.2.1  Compliance with Agreement  . . . . .   38
            6.2.2  Actual or Threatened Actions . . . .   38
            6.2.3  Resolutions of the Board of Directors  38
            6.2.4  Delivery of Purchase Price . . . . .   38
            6.2.5  Opinion of Counsel of the Buyer  . .   39
            6.2.6  Regulatory Approval; Consents  . . .   39
            6.2.7  Leases . . . . . . . . . . . . . . .   39
            6.2.8  Paint Line Lease . . . . . . . . . .   39
            6.2.9  Indemnification Letter . . . . . . .   39
       6.3  Additional Conditions Precedent to Obligations of
            the Buyer . . . . . . . . . . . . . . . . .   39
            6.3.1  Compliance with Agreement  . . . . .   39
            6.3.2  Delivery of Stock Certificates . . .   39
            6.3.3  Termination of Lease Agreement and Security
                 Agreement  . . . . . . . . . . . . . .   39
            6.3.4  Release of Certain Liens . . . . . .   40
            6.3.5  Resignations . . . . . . . . . . . .   40
            6.3.6  Actual or Threatened Actions . . . .   40
            6.3.7  Absence of Material Adverse Change .   40
            6.3.9  Opinions of Counsel of the Seller  .   40
            6.3.10  Regulatory Approval; Consents . . .   40
            6.3.11  Leases  . . . . . . . . . . . . . .   40
            6.3.12  Equipment Leases  . . . . . . . . .   40
            6.3.13  Paint Line Lease  . . . . . . . . .   41
            6.3.14  Intellectual Property . . . . . . .   41

  7.   CLOSING  . . . . . . . . . . . . . . . . . . . .   41
       7.1  Time and Place  . . . . . . . . . . . . . .   41
       7.2  Documents to be Delivered by the Seller at Closing  41
       7.3  Documents to be Delivered by the Buyer at Closing 43

  8.   INDEMNIFICATION  . . . . . . . . . . . . . . . .   44
       8.1  Limitations on Liability  . . . . . . . . .   44
       8.2  Seller's Indemnification  . . . . . . . . .   45

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       8.3  Buyer's Indemnification . . . . . . . . . .   46
       8.4  Defense of Claims . . . . . . . . . . . . .   47
       8.5  Indemnification for Taxes . . . . . . . . .   52
       8.6  Limitations on Indemnification  . . . . . .   52
       8.7  Mitigation  . . . . . . . . . . . . . . . .   54
       8.8  Subrogation . . . . . . . . . . . . . . . .   54

  9.   SURVIVAL . . . . . . . . . . . . . . . . . . . .   54

  10.  TERMINATION  . . . . . . . . . . . . . . . . . .   55

  11.  POST-CLOSING COVENANTS . . . . . . . . . . . . .   55
       11.1 Corporate Records . . . . . . . . . . . . .   55
       11.2 Further Assurances  . . . . . . . . . . . .   56
       11.3 Seller's Contracts  . . . . . . . . . . . .   56
       11.4 No Transfer . . . . . . . . . . . . . . . .   56
       11.5 Trus Joist Planks . . . . . . . . . . . . .   56
       11.6 IBM Lease . . . . . . . . . . . . . . . . .   57
       11.7 Recordation of Intellectual Property  . . .   57

  12.  TRANSACTION TAXES  . . . . . . . . . . . . . . .   58

  13.  ASSIGNMENT . . . . . . . . . . . . . . . . . . .   58

  14.  BROKERAGE  . . . . . . . . . . . . . . . . . . .   58

  15.  SEVERABILITY . . . . . . . . . . . . . . . . . .   58

  16.  AMENDMENTS AND WAIVERS AND CONSENTS  . . . . . .   59

  17.  BENEFIT  . . . . . . . . . . . . . . . . . . . .   59

  18.  NOTICES  . . . . . . . . . . . . . . . . . . . .   59

  19.  FEES AND EXPENSES  . . . . . . . . . . . . . . .   60

  20.  HEADINGS . . . . . . . . . . . . . . . . . . . .   60

  21.  CONSTRUCTION . . . . . . . . . . . . . . . . . .   61

  22.  COUNTERPARTS . . . . . . . . . . . . . . . . . .   61

  23.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . .   61

  24.  CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS . .   61











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                       STOCK PURCHASE AGREEMENT



       THIS AGREEMENT, made and entered into as of this 21st day of July, 1995 (the "Agreement") by and between Figgie International Inc., a Delaware corporation (the "Seller"), with its principal place of business at 4420 Sherwin Road, Willoughby, Ohio, and THP United Enterprises, Inc., a Delaware corporation (the "Buyer"), with its principal place of business at N14 W23833 Stoneridge Drive, Suite 400, Waukesha, Wisconsin.

       WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Safway Steel Products Inc., a Delaware corporation (the "Corporation") (the "Shares"); and

       WHEREAS, the Corporation is engaged in the business of the manufacture, sale, rental, distribution, erection and dismantling of scaffolding and scaffolding equipment (the "Business"); and

       WHEREAS, the Seller desires to sell, assign and deliver ("Transfer") to the Buyer and the Buyer desires to purchase and accept from the Seller the Shares on the terms and conditions hereinafter set forth.

       NOW THEREFORE,  in consideration of the  mutual promises and
  covenants  herein   contained  and  subject   to  the  conditions
  hereinafter set forth, the parties agree as follows:

       1.   PURCHASE AND SALE OF SHARES.

            1.1  Shares.     On  the  terms  and   subject  to  the
  conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller will Transfer to the Buyer and the Buyer will purchase and accept from the Seller the Shares.

       2.   COMPUTATION AND PAYMENT OF PURCHASE PRICE.

            2.1 Purchase Price. The amount payable by the Buyer to the Seller for the Shares will be $67,200,000 subject to adjustment as provided in Section 2.2 (as adjusted, the "Purchase Price"). Of the aggregate Purchase Price, (a) $59,950,000 will be payable at the Closing by the Buyer to the Seller in U.S. dollars by bank wire transfer of immediately available funds to an account designated in writing by the Seller at least one business day prior to the Closing Date (as hereinafter defined),
  (b) $4,000,000 will be payable at the Closing by the Buyer into an interest-bearing account to be held in escrow pursuant to the terms and conditions of an escrow agreement in the form of Exhibit A hereto (the "Escrow Agreement I"), which $4,000,000 plus interest accrued thereon will be used to satisfy any amounts

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  payable  pursuant  to  Section  2.4(a),  (c) $3,000,000  will  be payable at the Closing by the Buyer into an interest-bearing account to be held in escrow pursuant to the terms and conditions of an escrow agreement in the form of Exhibit B hereto (the "Escrow Agreement II", and together with the Escrow Agreement I, the "Escrow Agreements"), which $3,000,000 plus interest accrued thereon will be used to satisfy any amounts payable pursuant to
  Section 2.4(b) and (d) $250,000 will be payable at Closing by the Buyer into an interest-bearing account to be held in escrow pursuant to the terms and conditions of an escrow agreement in the form of Exhibit C hereto (the "Escrow Agreement III"), which $250,000 plus interest thereon will be used to satisfy any amounts payable pursuant to Section 2.4(d).

            2.2  Purchase Price Adjustment.  (a) The Purchase Price
  shall be reduced or increased dollar-for-dollar to the extent that Company Equity (as hereinafter defined) is less than or greater than $42,110,000. As used in this Agreement, (i) "Company Equity" shall mean the net book value of the Corporation's assets and liabilities as reflected on a balance sheet of the Corporation prepared in accordance with United States generally accepted accounting principles ("GAAP") as of the close of business on the Closing Date, but adjusted on a basis to be consistent with practices and procedures used in preparing the Balance Sheet (as hereinafter defined), which practices and procedures are described on Schedule 3.5, and further adjusted to exclude the net book value of that portion of "prepaid expense" relating to all of the Trus Joist Planks (as hereinafter defined), "intercompany receivables", "intercompany payables", "accrued taxes", "accrued federal income tax", that portion of "accrued expenses" relating to pension expenses due to the Seller and vehicle, workers' compensation, product liability and general liability insurance due to the Seller (the "Closing Date Balance Sheet"), and (ii) "Balance Sheet" shall mean the unaudited balance sheet of the Corporation as of December 31, 1994, included as part of Schedule 3.5.

                 (b) Within 75 calendar days after the Closing Date (such seventy-fifth day or, if such day is not a business day, the next business day, the "Delivery Date"), the Seller shall prepare in accordance with the second sentence of Section 2.2(a) and deliver to the Buyer the Closing Date Balance Sheet, audited by a nationally recognized independent accounting firm retained by the Seller (the "Seller's Accountants") in accordance with generally accepted auditing standards, and the Seller's computation of Company Equity. The Seller shall instruct the Seller's Accountants that the auditor's report should be unqualified as to scope and the auditor's report shall indicate whether the Closing Date Balance Sheet has been prepared in accordance with GAAP applied on a basis consistent with the Balance Sheet and the provisions of this Agreement. The Closing Date Balance Sheet and Company Equity shall have been adjusted for all errors known to the Seller or the Seller's Accountants which individually exceed $5,000, but only in the event and to the extent that the aggregate of such errors exceeds $100,000.

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  The  Seller,  the   Seller's  Accountants  and  their  authorized
  representatives shall be entitled to review, during normal business hours, the books, records and work papers relating to the Corporation in the possession or under the control of the Corporation and/or the Buyer in order to prepare the Closing Date
  Balance  Sheet.   Upon reasonable  notice by  the Buyer  and upon
  execution by the Buyer, the Buyer's Accountants and the Seller's Accountants of the Third Party Release in the form of Exhibit L attached hereto (the "Third Party Release"), the Seller will cause the Seller's Accountants to make available to the Buyer, the Buyer's accountants (the "Buyer's Accountants") and their authorized representatives during normal business hours all working papers prepared in connection with the audit contemplated by this Section 2.2(b) including but not limited to working papers related to audit planning, internal control structure
  assessment and testing.   The Buyer, the Buyer's Accountants  and
  their authorized representatives shall be entitled to actively participate in the audit conducted by the Seller's Accountants, which active participation shall include reviewing the books,
  records  and   work  papers  relating  to   the  Corporation  and
  participating in all meetings  and discussions among the Seller's
  Accountants  and   officers,  employees   or  directors   of  the
  Corporation  relating to  the audit.   The  Buyer agrees  that it
  shall not  unreasonably interfere with the  timely preparation of
  the  Closing Date  Balance Sheet.   The  Buyer further  agrees to
  cause (i) the Corporation, within 15 business days following the Closing Date, to close the books of the Corporation as of the Closing Date, and (ii) the officers and employees of the Corporation to provide reasonable assistance to the Seller's Accountants in connection with the preparation of the Closing Date Balance Sheet. If the Buyer and the Buyer's Accountants disagree with the Seller's computation of Company Equity, the Buyer shall notify the Seller in writing of such disagreement, identifying each item in dispute, within 15 business days after the Buyer's receipt of the Closing Date Balance Sheet and the Seller's computation of Company Equity and the Buyer and the Seller shall attempt in good faith to resolve such disagreement.
  If  the   Seller's  Accountants'  auditor's   report  contains  a
  qualification as to scope, the Buyer and the Buyer's Accountants shall have the right, with respect to any item as to which the auditor's report shall contain a qualification as to scope, to dispute the amount reflected in the Closing Date Balance Sheet
  and  Company  Equity  with  respect  to  such  item.    Upon  the
  expiration of such 15-day period, any item not contained in such written notice shall be binding on the Seller and the Buyer. If the Seller and the Buyer are unable to resolve any disagreement within 15 calendar days after the Seller's receipt of such notice of disagreement, the Seller and the Buyer shall submit such disagreement to Price Waterhouse (or, if Price Waterhouse does not accept its appointment, then another nationally recognized independent accounting firm mutually agreed upon by the Seller and the Buyer) (the "Arbiter") for resolution. Notwithstanding the foregoing, the amount of any adjustment to the Purchase Price that is not the subject of disagreement shall be paid to the Buyer or the Seller, as the case may be, in accordance with and

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  subject to the  provisions of Section 2.2(c) hereof.   The Seller
  and the Buyer shall cause the Arbiter, within 30 calendar days after submitting the disagreement to it for resolution, to resolve such disagreement and to prepare the definitive Closing Date Balance Sheet in accordance with the second sentence of
  Section 2.2(a)  and to  compute therefrom the  definitive Company
  Equity,   which  definitive  Closing   Date  Balance   Sheet  and
  computation of Company Equity, if made in accordance with the second sentence of Section 2.2(a), shall be binding on the parties. The fees and expenses of the Arbiter shall be shared equally by the Seller and the Buyer.

                 (c)  If  the  Purchase  Price is  required  to  be
  adjusted pursuant to Section 2.2(a), then (i) if Company Equity is greater than $42,110,000, the Buyer shall pay to the Seller the amount of such excess or (ii) if $42,110,000 is greater than Company Equity, the Seller shall pay to the Buyer the amount of such excess. Any payments made by the Buyer or the Seller, as the case may be, pursuant to this Section 2.2(c) shall be made within three business days after (i) the determination of any adjustment to the Purchase Price that is not subject to disagreement as provided in Section 2.2(b) and (ii) the date of the final determination of Company Equity pursuant to Section 2.2(b) by bank wire transfer of immediately available funds to the account designated by the payee, together with interest thereon from the Closing Date to the date of payment at a rate of 7.00% per annum based on the actual number of days elapsed divided by 365. Notwithstanding the preceding sentence and subject to the seventh and eighth sentences of Section 2.2(b), in the event that the Seller fails to deliver the Closing Date Balance Sheet on or prior to the Delivery Date, the interest rate payable on the amount of any adjustment to the Purchase Price required pursuant to Section 2.2(a) with respect to the number of calendar days after the Delivery Date until the delivery of the Closing Date Balance Sheet to the Buyer shall be as follows: (i) 10.00% per annum based on the actual number of days elapsed divided by 365 in the event that such amount is to be paid by the Seller to the Buyer pursuant to Section 2.2(a) or (ii) 0% per annum based on the actual number of days elapsed divided by 365 in the event that such amount is to be paid by the Buyer to the Seller pursuant to Section 2.2(a). Nothing in this Section 2.2 will limit or otherwise affect the rights of the Buyer under
  Section 5.14(b) or the rights of the Buyer, its Affiliates (as hereinafter defined), the Corporation and their respective officers, directors, shareholders, employees, agents and representatives under Section 8.2.

            2.3 Intercompany Obligations. Effective immediately prior to the Closing, all intercompany obligations owing from the Seller, or any Affiliate or Subsidiary (as hereinafter defined) of the Seller to the Corporation or owing from the Corporation to the Seller or any Affiliate or Subsidiary of the Seller will be netted against each other and the resulting balance will be charged or credited to the retained earnings of the Corporation. As a result, as of the Closing there will be no further liability

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  with respect to the obligations so discharged between the Seller, any Affiliate  or Subsidiary  of the Seller and  the Corporation,
  except   for   certain   contractual   obligations   specifically
  contemplated pursuant to the terms of this Agreement.

            2.4 Escrow Accounts. (a) The amount of any Indemnifiable Losses (as hereinafter defined) paid by the Buyer or the Corporation, as the case may be, with respect to which the Seller is liable pursuant to Sections 8.2(c), (d) and/or (e), shall be disbursed first to the Buyer or the Corporation, as the case may be, from amounts held in escrow under the Escrow Agreement I in accordance with the terms thereof and to the extent the amounts held in escrow under the Escrow Agreement I are less than the amount of such Indemnifiable Losses, the remaining amount of any such Indemnifiable Losses shall be disbursed to the Buyer or the Corporation, as the case may be, from amounts held in escrow under the Escrow Agreement II in accordance with the terms thereof. The Seller shall not be liable to the Buyer or the Corporation, as the case may be, in respect of Indemnifiable Losses to the extent that such Indemnifiable Losses are fully satisfied from amounts held in escrow under the Escrow Agreement I or the Escrow Agreement II. In the event the Seller assumes the defense of any Third Party Claim (as hereinafter defined) pursuant to Section 8.4 and pays any costs or expenses in connection with such defense and/or pays to a party or entity which is not a party to this Agreement or an Affiliate of a party to this Agreement an amount which, in each case, if paid by the Buyer or the Corporation, would constitute an Indemnifiable Loss with respect to which the Seller is liable pursuant to Section 8.2(c), (d) and/or (e), then, in each case, such amount shall be disbursed from amounts held in escrow pursuant to the Escrow Agreement I to the Seller. In the event the amounts held in escrow pursuant to the Escrow Agreement I are less than the amount to be so disbursed, the Seller shall have no recourse to the Buyer, the Corporation or any amounts held in escrow pursuant to the Escrow Agreement II. On the fifth anniversary of the Closing Date (or if such date is not a business day, on the next business day) any amounts then held in escrow pursuant to the Escrow Agreement I shall be disbursed to the Buyer; provided, however, that in the event that there are any Escrow I Pending Claims (as hereinafter defined), the escrow agent under the Escrow Agreement I shall retain in escrow an amount equal to an estimate (as mutually agreed to by the Seller and the Buyer or, if the Seller and the Buyer are unable to agree, as determined by the Arbiter as described below in this
  Section 2.4(a)) of the anticipated Indemnifiable Losses associated with any claims pending as of one day prior to the fifth anniversary of the Closing Date for which the Seller is liable pursuant to Section 8.2(c), 8.2(d) and/or 8.2(e) ("Escrow I Pending Claims"). On such fifth anniversary of the Closing Date (or if such date is not a business day, on the next business day) the Buyer shall provide the Seller with a list of Escrow I Pending Claims and the Buyer and the Seller shall promptly thereafter attempt in good faith to reach an agreement as to an estimate of anticipated Indemnifiable Losses associated

  therewith. In the event that the Buyer and the Seller are unable to so agree within 10 calendar days after the fifth anniversary of the Closing Date, such disagreement shall be submitted to the Arbiter for resolution. The Buyer and the Seller shall cause the Arbiter to resolve such disagreement within 30 calendar days and to prepare a statement, signed by the Arbiter, setting forth an estimate of the anticipated Indemnifiable Losses associated with each Escrow I Pending Claim, which estimate shall be binding on the Seller and the Buyer. The fees and expenses of the Arbiter shall be equally shared by the Seller and the Buyer. Upon the final resolution and disposition of each Escrow I Pending Claim, the amount, if any, by which the amount retained in escrow pursuant to this Section 2.4(a) with respect to such Escrow I Pending Claim (and which has not been previously released by the escrow agent in accordance with the provisions of the Escrow Agreement I) exceeds the Indemnifiable Losses incurred by the Buyer or the Corporation in respect of such Escrow I Pending Claim shall be disbursed to the Buyer, provided that such amount shall only be disbursed to the Buyer to the extent that the remaining amounts, if any, retained in escrow pursuant to this
  Section 2.4(a) exceed the estimated amount of anticipated Indemnifiable Losses associated with any then-unresolved or disposed of Escrow I Pending Claims (which estimated amount was agreed to by the Buyer and the Seller as described above or was set forth in the statement prepared by the Arbiter as described above).

                 (b) The amount of any Indemnifiable Losses (i) paid by the Buyer or the Corporation, as the case may be, with respect to which the Seller is liable pursuant to Section 8.2(a), 8.2(b), 8.2(f), 8.2(g), 8.2(h) or 8.2(i) or Section 5.14(b) or
  (ii) paid by the Buyer or the Corporation, as the case may be, with respect to which the Seller is liable pursuant to Section 8.2(c), 8.2(d) and/or 8.2(e) (to the extent that such Indemnifiable Losses partially or in their entirety exceed the amounts held in escrow under the Escrow Agreement I) shall in each case be disbursed to the Buyer or the Corporation, as the case may be, from amounts held in escrow under the Escrow Agreement II in accordance with the terms thereof. The Seller shall not be liable to the Buyer or the Corporation, as the case may be, in respect of such Indemnifiable Losses to the extent that such Indemnifiable Losses are fully satisfied from amounts held in escrow under Escrow Agreement II. On October 31, 1997 (or if such date is not a business day, on the next business day), any amounts held in escrow pursuant to the Escrow Agreement II shall be disbursed to the Seller; provided, however, that in the event there are any 1997 Escrow II Pending Claims (as hereinafter defined) the escrow agent under the Escrow Agreement II shall retain in escrow an amount equal to an estimate (as mutually agreed to by the Seller and the Buyer or, if the Seller and the Buyer are unable to agree, as determined by the Arbiter as described below in this Section 2.4(b)) of the anticipated Indemnifiable Losses associated with any claims pending as of one business day prior to October 31, 1997 for which the Seller is liable pursuant to Sections 8.2(a), (b), (f), (g), (h) or (i) or


  Section 5.14(b) or Sections 8.2(c), (d) or (e) to the extent the amounts held under escrow pursuant to the Escrow Agreement I are insufficient to satisfy in full such claims ("1997 Escrow II Pending Claims"). On October 31, 1997 (or if such date is not a business day, on the next business day) the Buyer shall provide the Seller with a list of 1997 Escrow II Pending Claims and the Buyer and the Seller shall promptly thereafter in good faith attempt to reach an agreement as to an estimate of anticipated Indemnifiable Losses associated therewith. In the event that the Buyer and the Seller are unable to so agree within 10 calendar days after October 31, 1997, such disagreement shall be submitted to the Arbiter for resolution. The Buyer and the Seller shall cause the Arbiter to resolve such disagreement within 30 calendar days and to prepare a statement, signed by the Arbiter, setting forth an estimate of the anticipated Indemnifiable Losses associated with each 1997 Escrow II Pending Claim, which estimate shall be binding on the Seller and the Buyer. The fees and expenses of the Arbiter shall be equally shared by the Seller and the Buyer. On October 31, 1998 (or if such date is not a business day, on the next business day), any amounts still held in escrow pursuant to the Escrow Agreement II shall be disbursed to Seller; provided, however, that in the event there are any 1998 Escrow II Pending Claims (as hereinafter defined) the escrow agent under the Escrow Agreement II shall retain in escrow an amount equal to an estimate (as mutually agreed to by the Seller and the Buyer or, if the Seller and the Buyer are unable to agree, as determined by the Arbiter as described below in this
  Section 2.4(b)) of the anticipated Indemnifiable Losses associated with any claims pending as of one business day prior to October 31, 1998 for which the Seller is liable pursuant to Sections 8.2(a) (other than breaches of any representation or warranty which result in an Indemnifiable Loss with respect to which the Seller is liable pursuant to Sections 8.2(c), 8.2(d) or 8.2(e)), (b), (f), (g), (h) or (i) or Section 5.14(b) ("1998
  Escrow II Pending Claims"). On October 31, 1998 (or if such date is not a business day, on the next business day) the Buyer shall provide the Seller with a list of 1998 Escrow II Pending Claims and the Buyer and the Seller shall promptly thereafter in good faith attempt to reach an agreement as to an estimate of anticipated Indemnifiable Losses associated therewith. In the event that the Buyer and the Seller are unable to so agree within 10 calendar days after October 31, 1998, such disagreement shall be submitted to the Arbiter for resolution. The Buyer and the Seller shall cause the Arbiter to resolve such disagreement within 30 calendar days and to prepare a statement, signed by the Arbiter, setting forth an estimate of the anticipated Indemnifiable Losses associated with each 1998 Escrow II Pending Claim, which estimate shall be binding on the Seller and the Buyer. The fees and expenses of the Arbiter shall be equally shared by the Seller and the Buyer. Upon the final resolution and disposition of each 1997 Escrow II Pending Claim or 1998 Escrow II Pending Claim, the amount, if any, by which the amount retained in escrow pursuant to this Section 2.4(b) with respect to such 1997 Escrow II Pending Claim or 1998 Escrow II Pending Claim, as the case may be (and which has not been previously

  released by the escrow agent in accordance with the provisions of the Escrow Agreement II), exceeds the Indemnifiable Losses incurred by the Buyer or the Corporation in respect of such 1997 Escrow I Pending Claim or 1998 Escrow II Pending Claim shall be disbursed to the Seller, provided that such amount shall only be disbursed to the Seller to the extent that the remaining amounts, if any, retained in escrow pursuant to this Section 2.4(b) exceed the estimated amount of anticipated Indemnifiable Losses associated with any then-unresolved or disposed of 1997 Escrow II Pending Claims or 1998 Escrow II Pending Claims, as the case may be, (which estimated amounts were agreed to by the Buyer and the Seller as described above or were set forth in the statements prepared by the Arbiter as described above).

                 (c) At least 10 calendar days prior to withdrawing funds held in escrow pursuant to Escrow Agreement I or Escrow Agreement II, the party intending to withdraw such funds shall notify the other party hereto of such impending withdrawal and shall discuss with such other party the basis for such withdrawal; provided, however, it is expressly understood and agreed by the parties hereto that no consent of such other party is necessary for any withdrawal of funds held in escrow pursuant to the Escrow Agreement I or the Escrow Agreement II and such other party shall in no event seek to impede or impose any restrictions or limitations on the intended withdrawal of funds; provided, further that nothing herein contained shall impede, restrict or otherwise limit the right of the party not withdrawing funds from bringing any lawsuit subsequent to such withdrawal against such party having withdrawn funds (the "Withdrawing Party") contesting such withdrawal. In the event such other party brings a lawsuit against the Withdrawing Party contesting such Withdrawing Party's withdrawal of funds from escrow and a court of competent jurisdiction determines that the Withdrawing Party withdrew funds from escrow to which such party was not entitled pursuant to this Section 2.4, then the Withdrawing Party shall be liable to the party who contested such withdrawal (the "Contesting Party") for a percentage of the reasonable costs, including, without limitation, reasonable attorney's fees incurred and paid by the Contesting Party in connection with such lawsuit, which percentage shall be computed by dividing the amount of the withdrawal that should not have been withdrawn as determined by such court by the amount of the withdrawal that the Contesting Party alleges should not have been made. The Withdrawing Party shall pay to the Contesting Party such percentage of such Contesting Party's reasonable costs as calculated pursuant to this Section 2.2(c) promptly upon receipt from the Contesting Party of evidence of payment of such costs. The amount of any withdrawal that should not have been withdrawn as determined by such court shall be promptly reimbursed by the Withdrawing Party into the applicable escrow account, plus interest thereon in an amount equal the total amount of interest that would have accrued on such amount in such escrow account; provided, however, that in the event such escrow account has been closed, the Withdrawing Party shall promptly pay such amount that should not have been withdrawn to the party that would have been

  entitled thereto upon the closure of such escrow account, plus interest thereon in an amount equal the total amount of interest that would have accrued on such amount in such escrow account.

                 (d)  Of the $250,000  deposited by the  Buyer into
  escrow pursuant to the Escrow Agreement III, (i) $125,000 shall be used to secure the performance of the Seller's obligation pursuant to Section 11.8 of this Agreement to obtain proper recordation in the Corporation's name of the trademark registration number 9259 ("Canada IP") with the appropriate foreign governmental authority in Canada and (ii) $125,000 shall be used to secure the performance of the Seller's obligation pursuant to Section 11.8 of this Agreement to obtain the proper recordation in the Corporation's name of the trademark registration number 458027 and the patent numbers 157548 and 164124 ("Mexico IP") with the appropriate foreign governmental authority in Mexico. Upon the Seller satisfying its obligation to obtain the proper recordation in the Corporation's name of the Canada IP, the escrow agent under the Escrow Agreement III shall disburse to the Seller $125,000 plus (A) one-half of the total interest earned on the amount held in escrow thereunder in the event that no disbursement has previously been made pursuant to
  Section 2.4(d)(ii) above or (B) the remaining amount held in escrow thereunder in the event that the disbursement provided for in Section 2.4(d)(ii) above has previously been made. Upon the Seller satisfying its obligation to obtain the proper recordation in the Corporation's name of the Mexico IP, the escrow agent under the Escrow Agreement III shall disburse to the Seller $125,000 plus (A) one-half of the total interest earned on the amount held in escrow thereunder in the event that no disbursement has previously been made pursuant to Section 2.4(d)(ii) above or (B) the remaining amount held in escrow thereunder in the event that the disbursement provided for in
  Section 2.4(d)(i) above has previously been made. On the eighteenth month anniversary of the date hereof (or if such date is not a business day, then on the next business day), any amounts remaining in escrow under Escrow Agreement III shall be released from escrow and disbursed to the Buyer.

                 (e) Nothing in this Section 2.4 will limit or otherwise affect the rights of the Buyer under Section 5.14(b) or the rights of the Buyer, its Affiliates, the Corporation and their respective officers, directors, shareholders, employees, agents and representatives under Section 8.2.

       3.   REPRESENTATIONS AND  WARRANTIES OF SELLER.   The Seller
  represents and warrants to the Buyer as follows:

            3.1 Organization; Power; Good Standing. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own and hold the Shares. The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, operate and otherwise hold its

  assets owned, leased, operated or otherwise held by it and to carry on the Business as now being conducted. The Corporation is duly qualified to do business as a foreign corporation in each jurisdiction set forth on Schedule 3.1 and is in good standing under the laws of each such jurisdiction. There is no other jurisdiction in which the nature of its Business or the character or location of its assets, properties or operations requires qualification.

            3.2  Capitalization.   Except as set  forth on Schedule
  3.2,  the Seller owns, and  upon the Closing  the Buyer will own, free  and  clear of  any  mortgages,  liens,  security interests, pledges, charges, restrictions or other encumbrances (collectively, "Liens") the number of Shares listed on Schedule 3.2, which Shares represent all of the issued and outstanding shares of capital stock of the Corporation. The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as listed on Schedule 3.2, the Corporation does not, directly or indirectly, own (beneficially or of record) any stock or other ownership interests in, or control, any other entity. Except for the Shares and except as set forth on
  Schedule 3.2, there are no shares of capital stock of the Corporation authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Corporation obligating the Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Corporation or obligating the Corporation to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth on
  Schedule 3.2, there are no voting trusts or other agreements or understandings to which the Corporation is a party with respect to the voting of the capital stock of the Corporation.

            3.3 Binding Agreement and Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action required to be taken for the due authorization of the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby has been duly taken by the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution and delivery by the Buyer, constitutes the valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

            3.4  No  Violation  or  Breach.     The  execution  and
  delivery of this Agreement by the Seller do not, and the consummation by the Seller of the transactions contemplated hereby will not:

                 (a)  require   the   consent,  waiver,   approval,
  license or authorization of, or the registration or filing of any

  document or report with, any person, entity or Governmental Entity (as hereinafter defined) other than (i) filings under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and (ii) as described on Schedule 3.4(a);

                 (b) with or without the giving of notice or the passage of time, or both, conflict with or result in any breach or violation of any provision of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of the performance of, any Contract (as hereinafter defined) to which the Corporation is a party or to which the Corporation or any of its assets are subject, or result in the creation of any Lien upon any of the assets of the Corporation;

                 (c) with or without the giving of notice or the passage of time, or both, conflict with or violate any domestic or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or common law obligation in effect as of the date hereof ("Law") of any domestic or foreign court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity"); and

                 (d) conflict with or violate the Certificate of Incorporation or By-laws of the Seller or the Corporation.

            3.5 Financial Statements. Attached as Schedule 3.5 are the unaudited balance sheets of the Corporation or the
  Division (as hereinafter defined), as the case may be, as of December 31, 1991, December 31, 1992, December 31, 1993, December 31, 1994 and March 31, 1995 and the related unaudited statements of operations and retained earnings for the years then ended, or in the case of the unaudited balance sheet of the Corporation as of March 31, 1995, the period then ended (the "Unaudited
  Financial Statements"). The Unaudited Financial Statements present fairly in all material respects the financial position of the Corporation as of their respective dates and the results of its operations for the years then ended in conformity with GAAP consistently applied except as described on Schedule 3.5.

            3.6 Absence of Certain Changes. Except as set forth in Schedule 3.6, since December 31, 1994, (i) there has not been any material adverse change in the Corporation's relations with any of its suppliers or customers, (ii) there has not been any material adverse change in the financial position, results of operations, cash flows or Business of the Corporation and (iii) the Corporation has not taken any action which would have constituted a violation of Section 5.5 if Section 5.5 had applied to it since December 31, 1994.

            3.7 Contracts. Except as described on Schedule 3.7, as of the date hereof, neither the Corporation nor the Seller (to the extent relating primarily to the Business and being material to the Corporation) is a party to or bound by any contract, agreement, lease commitment or arrangement or other legally

  binding   contractual   right    or   obligation    (collectively
  "Contracts") that is of a type described below:

                 (a)  Any   employment,  severance   or  consulting
  Contract, or any distributorship, agency or manufacturer's representative Contract, that is not terminable at will by the Corporation without liability or penalty;

                 (b)  Any   Collective  Bargaining   Agreement  (as
  hereinafter defined) with any collective bargaining group or labor union;

                 (c) Any indenture, mortgage, loan or credit Contract under which the Corporation has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others, other than such of the foregoing under which the Corporation has no current or future obligation or liability;

                 (d) Any Contract for the sale of any assets of the Corporation (other than sales in the ordinary course of business consistent with past practice) or the grant of any preferential rights to purchase any assets of the Corporation;

                 (e) Any Contract with respect to a joint venture or partnership arrangement;

                 (f)  Any Contract granting a power of attorney;

                 (g) Any Contract with respect to letters of credit, surety or other bonds or pursuant to which any of the Corporation's assets are or are to be subjected to a Lien;

                 (h) Any Contract limiting or restricting the ability of the Corporation from entering into or engaging in any market or line of business;

                 (i) Any guarantee, indemnity or similar Contract (except for any rental, construction or manufacturing Contracts, in each case, involving aggregate future payments by or to the Corporation of less than $100,000) pursuant to which the Corporation could (whether or not subject to contingencies) be required to make payments with respect to or as a result of losses, costs or expenses paid or incurred by another person or entity or any retrospective premium or rating agreement;

                 (j) Any Contract with the Seller, any Affiliate or Subsidiary of the Seller or to which any officer or director thereof are parties;

                 (k) Any Contract regarding the filing of Tax Returns (as hereafter defined) or relating in whole or in part to the sharing of tax benefits or liabilities (including tax indemnities);


                 (l) Any Contract relating to the release, transportation or disposal of Hazardous Materials (as hereinafter defined) or the clean-up, abatement or other action in connection with Environmental Conditions (as hereinafter defined); or

                 (m) Any Contract which (i) involves aggregate future payments by or to the Corporation in excess of $50,000 other than purchase or sales orders (including rental, construction and manufacturing Contracts) entered into in the ordinary course of the conduct of the Business consistent with past practice which, in each case, involve aggregate future payments by or to the Corporation of less than $250,000, (ii) is reasonably likely to result in a material adverse effect on the financial condition, results of operation, Business or prospects of the Corporation, taken individually or as a whole, or (iii) to the knowledge of the Seller, is otherwise material to the Corporation.

  Except as set forth on Schedule 3.7, each Contract listed, referenced to or described on Schedule 3.7 is a valid and binding obligation of the Corporation and is in full force and effect. Except as set forth on Schedule 3.7, the Corporation and the Seller (to the extent relating primarily to the Business and being material to the Corporation) have performed the obligations required to be performed by them through the date hereof under each of such Contracts and neither the Corporation nor the Seller (to the extent relating primarily to the Business and being material to the Corporation) is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, and as of the Closing will have performed all obligations required to be performed by it through the Closing Date under each of such Contracts and not be in such breach or default. Except as described on Schedule 3.7, to the knowledge of the Seller, each other party to any such Contract, other than the Corporation or the Seller, is not (with or without the lapse of time or the giving of notice, or both) in breach or default under any such Contract. Except as listed on Schedule 3.4(a), no consent, waiver, approval, license or authorization of any person, entity or Governmental Entity is required (a) under any Contract to which the Corporation is a party or is bound in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (b) in connection with any sublease or assignment by the Seller or an Affiliate of the Seller, as the case may be, to the Corporation of its rights under any Contract described on Schedule 3.18.

            3.8  Taxes.  (a)  For purposes of this Agreement:

            (i) "Seller's Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to the limitations contained in Section 1504(b) of the Code) that includes the Seller or any predecessor of or successor to the Seller (or another such predecessor or successor);



           (ii) "Tax Returns" shall mean all reports, returns, statements, forms or other documents or information required to be filed with a taxing authority with respect to the Taxes (as hereinafter defined) of the Corporation or the Seller's Group including, without limitation, consolidated federal income tax returns of the Seller's Group; and

          (iii) "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, alternative minimum or add-on minimum or similar taxes imposed on the income, properties or operations (including without limitation any tax required to be withheld with respect to any payments made or deemed to have been made by the Corporation or the Seller's Group) of the Corporation or the Seller's Group, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                 (b)  Except  as  set   forth  in  Schedule 3.8(b),
  (i) all Tax Returns that are required to be filed on or before the Closing Date, taking into account any extensions for the filing thereof, by or with respect to any member of the Seller's Group, whether collectively or individually, including the Corporation, have been or will be timely filed; (ii) all such Tax Returns were or, when filed, will be true, correct and complete in all material respects and all Taxes required to be paid with respect to such Tax Returns have been or will be timely paid in full; (iii) all deficiencies asserted or assessments made with respect to the Corporation as a result of any examination of any Tax Return by any taxing authority have been paid in full;
  (iv) no issues that have been raised with respect to the Corporation by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause
  (i) are currently pending in any audit or other administrative proceeding or court proceeding; and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Seller's Group.

                 (c) The Seller is not a foreign person within the meaning of, and no tax is required to be withheld as a result of the transfer contemplated by this Agreement pursuant to,
  Section 1445 of the Code.

                 (d) As a result of the Buyer's purchase of the Shares, neither the Corporation nor the Buyer will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                 (e) The Corporation is a member of an affiliated group of corporations within the meaning of Section 1504(a) of

  the Code which files a consolidated federal income tax return of which another member of the Seller's Group is the common parent.

                 (f) Neither the Seller nor any member of the Seller's Group has executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof, or any similar provision of state or local law.

                 (g) Neither the Seller nor any member of the Seller's Group has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Corporation.

                 (h) None of the assets owned by the Corporation is property that is required to be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (i) The transactions contemplated and effected by the Lease Agreement (as hereinafter defined) and any Contracts entered into in connection therewith did not cause the Seller or the Corporation to cease to be the owner, for Tax purposes, of the equipment that is the subject of the Lease Agreement.

                 (j) Except for the Tax Allocation Agreement between the Seller and the Corporation, dated as of June 22, 1994, attached as Schedule 3.8(j) (the "Tax Allocation Agreement"), (i) there are and have been no Tax allocation agreements in effect between or among the Corporation, the Seller, and any member of the Seller's Group, and (ii) no amount is or will be due to or from the Corporation and the Seller or any member of the Seller's Group on account of any Tax.

            3.9  Real Property.    (a) Schedule  3.9(a) contains  a
  complete list and description of all real estate owned by the Corporation and of all leases of real property to which the Corporation is a party or to which it is bound. True and correct copies of all such leases have previously been delivered by the Seller to the Buyer. The real estate owned and the leaseholds described in Schedule 3.9(a) represent all of the real estate interests used, owned or occupied by the Corporation as of the date hereof. The Corporation has good and marketable title to such real estate and leaseholds and has full and exclusive right to the occupation and use of the real estate interests described on Schedule 3.9(a), subject only to the terms of the applicable leases. Except as set forth on Schedule 3.9(a), each lease listed and described on Schedule 3.9(a) is a valid and binding obligation of the Corporation and is in full force and effect. Except as set forth on Schedule 3.9(a), the Corporation has performed the obligations required to be performed by it through

  the date hereof under each of such leases and the Corporation is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, and as of the Closing will have performed all obligations required to be performed by it through the Closing Date under each of such leases and not be in such breach or default. Except as described on Schedule 3.9(a), to the knowledge of the Seller, each other party to any such lease, other than the Corporation, is not (with or without the lapse of time or the giving of notice, or both) in breach or default under any such lease.

                 (b) To the best knowledge of the Seller without due inquiry or investigation, attached as Schedule 3.9(b) is a complete list of the real property previously owned or leased by the Corporation, the Division or the Seller (to the extent relating to the Division) during the last ten years.

            3.10 Title  to  Properties.   Except  as  set  forth in
  Schedule 3.10, the Corporation has good and marketable title to all of its personal property and other assets, free and clear of all Liens.

            3.11 Litigation. (a) Except as set forth on Schedule 3.11, there are (i) no claims, suits, investigations, administrative proceedings, arbitrations or other proceedings ("Legal Proceedings") including without limitation those relating to alleged product liability, service liability, combination product/service liability, warranty or recall liability or obligation (collectively "Product/Service Liability"), workers' compensation liability, employer's liability (including intentional tort), occupational-disease liability or environmental, health and safety liability (collectively "Workers' Compensation Liability") pending against the Corporation and/or the Seller (to the extent relating to the Division) or any judgment, order, writ, injunction or decree of any Governmental Entity ("Orders") to which the Corporation or the Seller (to the extent relating to the Division) is subject and (ii) to the knowledge of the Seller, no Legal Proceedings threatened against the Corporation and/or the Seller (to the extent relating to the Division) by any person, entity or Governmental Entity.

                 (b) The Corporation is not in default under, and has not failed to comply with, the terms of (i) any Orders, or
  (ii) any Contract entered into with any Governmental Entity to settle any claim of alleged non-compliance with applicable Law (collectively, "Consent Decrees"), or (iii) any settlement that is binding upon the Corporation. Schedule 3.11 sets forth a list of all Orders, Consent Decrees and settlements that are binding upon the Corporation and that remain in effect as of the date hereof.

            3.12 Compliance with Laws.  (a)  Except as set forth on
  Schedule 3.12(a), and except with respect to the environmental matters covered by Section 3.12(b) and (c), neither the


  Corporation nor, to the knowledge of the Seller, the Seller (to the extent relating to the Division) is in violation of any Order or in violation of any Law and there are currently in effect all licenses, consents, approvals and permits of Governmental Entities and professional associations required for the operation and conduct of the Business.

                 (b) Except as set forth on Schedule 3.12(b), to the knowledge of the Seller, neither the Corporation nor the Seller (to the extent relating to the previously existing unincorporated Safway Scaffolding Division of the Seller (the "Division")), has any liability under any Environmental Law (as hereinafter defined) applicable to the currently or previously owned or leased real property or any facilities or operations thereon of the Corporation or the Seller (to the extent relating to the Division). Except as set forth in Schedule 3.12(b), (i) to the knowledge of the Seller, the Corporation and the Seller (to the extent relating to the Division) are in compliance with all Environmental Law and to the knowledge of the Seller there exist no Environmental Conditions with respect to the Corporation, the Business or any currently or previously owned or leased properties or any facilities or operations thereon of the Corporation or the Seller (to the extent relating to the
  Division); (ii) to the knowledge of the Seller, none of the Corporation, the Division or the Seller (to the extent relating to the Division) has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Material or any solid waste, except as in compliance with all applicable Environmental Laws, nor, to the knowledge of the Seller, has any reportable Release or Threat of Release (each as hereinafter defined) of any Hazardous Material occurred, except as set forth in Schedule 3.12(b); (iii) no Lien has been imposed on any assets of the Corporation or the Seller (to the extent relating to the Division) by any Governmental Entity at the federal, state, or local level in connection with the presence of any Hazardous Material; (iv) except as set forth in Schedule 3.12(b), none of the Corporation, the Division or the Seller (to the extent relating to the Division) has since 1989 (A) entered into or been subject to any Order with respect to Environmental Laws; (B) received any notice under the citizen suit provision of any Environmental Law; (C) received any written request for information, notice, demand letter, administrative inquiry, or formal complaint or claim with respect to any Environmental Condition; or (D) been subject to or threatened with any governmental or citizen enforcement action, and to the knowledge of the Seller there is no state of facts or events with respect to which there exists a substantial likelihood that any of the matters described above in Section 3.12(b)(iv)(A)-(D) will be forthcoming; (v) the Corporation and/or the Seller (to the extent relating to the Division) and as indicated on Schedule 3.12(b) has all Permits (as hereinafter defined) necessary for its activities and operations, which Permits are listed on Schedule 3.12(b) and are fully transferable to the Buyer with the consent of the issuing body to the extent required by any applicable Law;


  (vi) neither the Corporation nor the Seller (to the extent relating to the Division) is, to the knowledge of Seller, in violation of or has violated in the past any applicable Laws relating to asbestos, lead based paints or solvents, (vii) except to the extent in compliance with applicable Law, to the knowledge of the Seller, no polychlorinated biphenyls are currently used, stored or have been disposed at any of the currently leased real properties of the Corporation and (viii) except to the extent in compliance with applicable Law, to the knowledge of the Seller without due inquiry or investigation, no polychlorinated biphenyls are currently used, stored or have been disposed at any of the previously owned or leased real properties of the Corporation or the Seller (to the extent relating to the Division).

                 (c) Without limiting the generality or effect of the foregoing, to the knowledge of the Seller, Schedule 3.12(c) lists or describes (i) all on-site and off-site locations where the Corporation or the Seller (to the extent relating to the Division) has stored, disposed or arranged for the storage or disposal of any Hazardous Materials used in connection with or relating to the Business, and (ii) all underground and above ground storage tanks located at any of the currently or previously owned or leased real properties of the Corporation or the Seller (to the extent relating to the Division) and the contents of such tanks. Except with respect to those matters set forth on Schedule 3.12(c), each of the currently owned and leased real properties of the Corporation or the Seller (to the extent relating to the Division), all facilities and operations thereon and all alterations and improvements thereto, comply with any and all Contracts with, Permits and Orders of all Governmental Entities regarding any Environmental Condition.

                 (d) For purposes of this Agreement, the following terms have the following meanings:

            "Environment"   shall   mean   soil,   surface  waters,
  groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium.

            "Environmental Condition" shall mean any condition with respect to the Environment on or off-site, or health or safety, whether or not yet discovered, which has resulted in the past or does result in the future in any damage, loss, cost, expense, claim, demand, order, or liability to or against the Corporation, the Seller (to the extent relating to the Division) or the Buyer by any third party (including, without limitation, any Government Entity), including, without limitation, any condition resulting from the operation of the Business prior to the Closing Date by the Corporation or the Division or any activity or operation formerly conducted by the Corporation or the Division.

            "Environmental Law" shall mean any federal, state or local environmental or health and safety-related Law, whether existing as of the date hereof or previously enforced and all

  rules and regulations thereunder, including without limitation the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), as amended, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), as amended ("CERCLA"), the Federal Clean Water Act (33 U.S.C. 1251 et seq.), as amended, The Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as amended, or any other federal, state or local environmental, health and safety Law, whether existing as of the date hereof or previously enforced.

            "Hazardous Material" shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance or oil as defined in or regulated pursuant to any Environmental Law.

            "Permit" shall mean any permit, license, approval, consent or authorization issued by a Governmental Entity.

            "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the Environment.

            "Threat of Release" shall mean a state of facts existing on or before the Closing Date that are known to the Seller with respect to which there exists a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

            3.13 Intellectual Property.   Schedule  3.13 contains a
  complete list of all trade names, trademarks, service marks, registered copyrights, patents, patent applications, computer software and royalty rights used in or necessary for the conduct of the Business as of the date hereof and all licenses pertaining to any of the foregoing (collectively, the "Scheduled IP", and, together with all trade secrets and unregistered copyrights used in or necessary for the conduct of the Business as of the date hereof, collectively, the "Intellectual Property"). No Intellectual Property is used by the Corporation pursuant to a license from a third party or is licensed by the Corporation to a third party except pursuant to a license listed on Schedule 3.13. Except as set forth on Schedule 3.13, the Corporation (i) owns free and clear of all Liens all of the Scheduled IP (other than the Scheduled IP that is used pursuant to a license disclosed on
  Schedule 3.13), (ii) has the legal right to use all of the Scheduled IP that is used pursuant to a license, (iii) owns, free and clear of all Liens or has the legal right to use, all of the other Intellectual Property as it is used as of the date hereof and (iv) has paid all required filing and registration fees in connection with the Scheduled IP. Except as set forth on
  Schedule 3.13, neither the Seller, nor the Corporation, has received any written notice (that has not been subsequently satisfied or withdrawn), nor to the knowledge of the Seller, has there been any assertion against the Corporation of any infringement, dilution, unfair competition or material conflict with the asserted rights of others in connection with the use by

  the Corporation of any of the Intellectual Property in the conduct of the Business. All of the patents, copyright registrations and trademark and service mark registrations listed in Schedule 3.13 are valid and in full force and effect, are held of record in the Corporation's name, free and clear of any Liens, and, except as set forth in Schedule 3.13, to the knowledge of the Seller, are not subject to any pending cancellation or reexamination proceeding or other proceeding or written claim challenging their extent or validity. With respect to the Scheduled IP, except as described on Schedule 3.13, the Corporation is the applicant of record in all pending patent applications and all applications for trademark, service mark or copyright registration, and no action of opposition or interference or final refusal has been received by the Corporation in connection with any such application. Except as disclosed on Schedule 3.13, the Corporation is not a party to or bound by any Contract or Order which limits the use by the Corporation of any Intellectual Property.

            3.14 Transactions with Interested Persons. Except as set forth on Schedule 3.14, the Corporation has no obligation to indemnify, or to make any payment of money to, the Seller, any Affiliate or Subsidiary of the Seller, or to any person who is or was an officer, director or employee of the Corporation or the Seller or any Affiliate or Subsidiary of the Seller, except for salaries for services rendered and expenses (including employee benefits and other related benefits) previously incurred in the ordinary course of business consistent with past practice.
  Schedule 3.14 sets forth each Contract to which the Corporation is a party or is bound entered into with the Seller, any Affiliate or Subsidiary of the Seller or any person who is or was an officer, director or employee of the Corporation, the Seller or any Affiliate or Subsidiary of the Seller.

            3.15 Employee and Employee Benefit Matters.

                 (a)  Schedule   3.15(a)(i)  lists   each  employee
  benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which covers any current or former employee of the Corporation and which is or was maintained or contributed to by the Seller or any Affiliate of the Seller and as to which there may be further liabilities or obligations by the Corporation (an "Employee Benefit Plan"). Schedule 3.15(a)(ii) lists each employment or severance contract or arrangement, each stock option plan, stock appreciation right plan, executive compensation practice and other executive perquisite, each plan or arrangement providing for insurance coverage, severance, termination or similar coverage and each written compensation policy and practice which covers any current or former employee, director or agent of the Corporation, which is maintained or contributed to by the Seller, any Affiliate of the Seller or the Corporation, and which is not an Employee Benefit Plan (a "Benefit Arrangement").




                 (b) Each Employee Benefit Plan (other than a multiemployer plan) and each Benefit Arrangement complies in all material respects, and has been operated, administered and, where applicable, amended, in all material respects, in accordance with its terms and all applicable Laws, and no "reportable event" (other than those for which the 30-day notice to the Pension
  Benefit Guaranty Corporation has been waived), "prohibited transaction" (other than those for which there is an available exemption) (as such terms are defined in ERISA and the Code, as applicable) has occurred with respect to any Employee Benefit Plan during the five years preceding the Closing Date. Each Employee Benefit Plan (other than a multiemployer plan) intended to qualify under Section 401(a) of the Code has received a determination letter concluding that such plan so qualifies, and to the knowledge of the Seller and the Corporation, no event has occurred, amendment been adopted or action been taken which would cause such determination letter to be revoked.

                 (c) The Seller or the Corporation has delivered or made available to the Buyer complete and correct copies of each Employee Benefit Plan (other than a multiemployer plan), each Benefit Arrangement, any trust agreements, funding agreements or insurance contracts relating thereto and, if
  applicable  (i) the  most  recent  actuarial   valuation  report,
  (ii) the last filed Form 5500 or 5500-C and Schedules A and B thereto or equivalent documents required to be filed in foreign jurisdictions, (iii) the summary plan description currently in effect and all material modifications thereto, (iv) the last financial statements, and (v) the most recent determination letter (or equivalent document in a foreign jurisdiction) issued with respect to each such plan or arrangement.

                 (d) Except as set forth on Schedule 3.15(d), there are no actions or claims existing or pending (other than routine claims for benefits) or, to the knowledge of the Seller, threatened with respect to any Employee Benefit Plan (other than a multiemployer plan) or Benefit Arrangement.

                 (e) All contributions required to be made by the Seller or the Corporation under applicable Law or the terms of any Employee Benefit Plan (other than a multiemployer plan), Benefit Arrangement or Collective Bargaining Agreement to each Employee Benefit Plan and each Benefit Arrangement have been made within the time prescribed by such Law, plan, arrangement or Collective Bargaining Agreement. There does not exist any accumulated funding deficiency within the meaning of either
  Section 412 of the Code or Section 302 of ERISA as to any Employee Benefit Plan (other than a multiemployer plan). There has not been issued any waiver of the minimum funding standards imposed by the Code with respect to any such Employee Benefit Plan.

                 (f) No Employee Benefit Plan (other than a multiemployer plan) that is or was subject to Title IV of ERISA (a "Pension Plan") has been terminated during the immediately

  preceding 5 calendar years; no proceeding has been initiated to terminate any Pension Plan; and neither the Seller nor the Corporation has incurred any liability, whether to the Pension Benefit Guaranty Corporation or otherwise, except for required premium payments, which payments have been made when due and benefit payments payable in the ordinary course.

                 (g) No Employee Benefit Plan (other than a multiemployer plan) or Benefit Arrangement provides medical or death benefits (whether or not insured) with respect to current or former employees of the Corporation beyond their retirement or other termination of service (other than (i) coverage mandated by Law, provided solely at the former employee's cost, or (ii) death benefits under any Pension Plan).

                 (h) The present value of all "benefit liabilities" (whether or not vested) (as defined in Section 4001(a)(16) of ERISA) under each Pension Plan did not exceed as of the most recent plan actuarial valuation date, and will not to the knowledge of the Seller exceed as of the Closing Date, the then current fair market value of the assets of such plan. For purposes of determining the present value of benefit liabilities under any such plan, the actuarial assumptions and methods used under such plan for the most recent plan actuarial valuation shall be used and all benefits provided under such plan shall be deemed to be fully vested.

                 (i)  Except as  disclosed on Schedule 3.15(i)  and
  except for any actions (including, without limitation, with respect to employment, termination, severance payments or obligations, employee benefits, employee benefit plans and arrangements (including Employee Benefit Plans, Benefit Arrangements, Pension Plans and multiemployer plans) and salaries), of the Buyer with respect to any current or former director, officer or employee of the Corporation, the execution and performance of transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of any compensation due to any current employee or former employee or independent contractor or director or former director.

                 (j) Except as set forth on Schedule 3.15(j), no Employee Benefit Plan is a "multiple employer plan" or a "multiemployer plan", within the meaning of the Code or ERISA or the regulations promulgated thereunder, and neither the Seller nor the Corporation (i) has made any contributions to or participated in any such multiple employer plan or multiemployer plan during the immediately preceding 5 calendar years, or
  (ii) has any liability with respect to any such plan, which liability has not been fully paid as of the date hereof. As of the Closing Date, neither the Seller nor the Corporation (i) will have completely or partially withdrawn from any Employee Benefit Plan which is a multiemployer plan during the immediately preceding 5 calendar years, or (ii) will be subject to any withdrawal liability as described in Section 4201 of ERISA for

  any withdrawal from any Employee Benefit Plan which occurred on or prior to the Closing Date (including, without limitation, any withdrawal deemed to have occurred as a result of the transactions contemplated by this Agreement). To the knowledge of the Seller, no Employee Benefit Plan which is a multiemployer plan fails to qualify under Section 401(a) of the Code or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA, and to the knowledge of the Seller no condition exists which presents a risk of any such Plan going into reorganization. No event has occurred which could reasonably be expected to result in a "partial withdrawal" under
  Section 4205 of ERISA with respect to any Employee Benefit Plan which is a multiemployer plan, and the Corporation does not have any contingent liability under Section 4204 of ERISA. If the Seller and/or the Corporation were to incur a complete withdrawal (as described in Section 4203 of ERISA) from all of the Employee Benefit Plans which are multiemployer plans as of the Closing Date, the aggregate withdrawal liability, as determined under
  Section 4201 of ERISA, with respect to all such multiemployer plans would not exceed $1,000,000. The Seller has delivered to the Buyer a schedule showing the contributions to each of such multiemployer plans for the most recent five plan years immediately preceding the date hereof.

                 (k)  The  Corporation (except  as a result  of any
  actions taken by the Buyer) (i) is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, the Worker Adjustment Retraining Notification Act, the Americans with Disability Act of 1990 and the Family and Medical Leave Act of 1993 ("FMLA")), in each case, with respect to employees, former employees, independent contractors, directors and former directors of the Corporation,
  (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to the employees, former employees, independent contractors, directors and former directors of the Corporation, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees, former employees, independent contractors, directors or former directors of the Corporation. Schedule 3.15(k) sets forth a list of all persons who are, or are expected to be, on leave as of the Closing Date and the Seller shall notify the Buyer in writing prior to the Closing Date of which persons are on leave covered by the FMLA as of the Closing Date and which persons are on leave not covered by the FMLA.

                 (l) The Corporation is not a borrower or a guarantor under any loan, and is not otherwise obligated to make any contribution to, any employee stock ownership plan (as defined in Section 4975(e)(7) of the Code).



                 (m) Schedule 3.15(m) sets forth each collective bargaining or labor agreement or memorandum of understanding which covers current or former employees of the Corporation (a "Collective Bargaining Agreement"). Except as set forth on
  Schedule 3.15(m) hereto, (i) to the knowledge of the Seller, there is no union organizational activity currently underway at the Corporation, (ii) neither the Seller nor the Corporation is engaged in, or has received any written notice during the current or preceding year of, any unfair labor practice, and no such complaint is pending before the National Labor Relations Board or any other agency having jurisdiction thereof, and (iii) during the immediately preceding twelve calendar months there has not been any, and, to the knowledge of the Seller, there is no threatened, labor strike, work stoppage or slowdown pending against the Seller (to the extent relating to the Division) or the Corporation and, to the knowledge of the Seller, no pending lockout by the Seller (to the extent relating to the Division) or the Corporation. Each of the Seller and the Corporation has satisfied and performed fully its obligations under each Collective Bargaining Agreement, and under any order, conciliation contract or settlement contract by which the Seller (to the extent relating to the Division or the Business) or the Corporation is bound or to which either the Seller (to the extent relating to the Division or the Business) or the Corporation is subject concerning employment related matters.

            3.16 Insurance.   Schedule 3.16  lists all policies  of
  insurance covering occurrences as of, or claims made on, the date hereof ("Current Insurance Policies") in respect of which the Corporation is the owner, insured or beneficiary, or covering any of its property or assets or relating to the Business, and indicates for each such policy a description of the risks insured, the carrier, the dollar limits of coverage, any deductible (or self-insured retention) and the policy period.

            3.17 Vehicles. The Master Lease dated January 1, 1986 between the Seller and Figgie Leasing Corporation (the "Master Lease") with respect to which the Seller has been causing the Corporation to pay all lease payments thereunder relating to those vehicles and equipment used by the Corporation in exchange for the use of such vehicles and equipment (i) has been terminated with respect to the vehicles and equipment identified on Schedule 3.17 and title to such vehicles and equipment, prior to the date hereof, has been transferred to the Corporation at a cost of $1.00 per vehicle or item of equipment and (ii) the Corporation has no liability whatsoever to the lessor thereunder relating to the vehicles or equipment identified on Schedule 3.17.


            3.18 Certain Contracts. The Seller has delivered to the Buyer true and complete copies of all Contracts (or if any such Contract is an oral arrangement, the principal terms of such arrangement) relating to any real property, personal property or services used by the Corporation to which the Seller (which for

  purposes of this Section 3.18 shall include any Affiliate of the Seller other than the Corporation), and not the Corporation, is a party which involve future annual payments by or to the Seller in excess of $10,000, which Contracts are described on Schedule 3.18.

            3.19 Officers and Directors. Schedule 3.19 sets forth a list of all officers and directors of the Corporation as of the date hereof.

            3.20 Brokerage. Neither the Corporation nor the Seller has made any agreement or taken any other action which might cause the Buyer to become obligated for any broker's fee or commission as a result of the transactions contemplated hereunder.

            3.21 Liabilities. (a) Except as set forth on any Schedule to this Agreement, the Corporation does not have any obligations or liabilities of any nature (whether known, unknown, accrued, absolute, contingent, unliquidated or otherwise and regardless of when such liability or obligation was or is asserted) arising out of any action or inaction prior to the Closing Date, with respect to or based upon transactions, occurrences or events occurring, or facts or circumstances existing, at or prior to the Closing, except (i) those liabilities reflected on or fully reserved against on the Balance Sheet or (ii) liabilities which have arisen since December 31, 1994 in the ordinary course of business consistent with past practice.

            3.22 Seller's  Contracts.   Each of  the  Contracts and
  Permits listed on Schedule 8.3 hereto relate primarily to the Corporation.

            3.23 Accuracy of Representations and Warranties. The representations and warranties of the Seller contained herein are true and correct on the date hereof and will be true and correct on the Closing Date with the same force and effect as if made on and as of the Closing Date.


       4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

            4.1 Organization; Power. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware. On or prior to the Closing Date, the Buyer will have the requisite power and authority to consummate the transactions contemplated hereby.

            4.2  Binding Agreement  and Authority.   The Buyer  has
  the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action required to be taken for the due authorization of the execution and delivery by the


  Buyer of this Agreement and the consummation of the transactions contemplated hereby has been duly taken by the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming the due execution and delivery by the Seller, constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

            4.3 No Defaults. The execution and delivery of this Agreement by the Buyer do not, and the consummation by the Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time, or both, (a) require the consent, waiver, approval, license or authorization of, or the registration or filing of any document or report with, any person, entity or Governmental Entity other than (i) filings under the HSR Act and (ii) as disclosed on Schedule 4.3;
  (b) conflict with or violate any Law of any  Governmental Entity;
  (c) conflict with or violate the Certificate of Incorporation or By-Laws of the Buyer; or (d) conflict with or result in any breach or violation of any provision of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of the performance of, any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Buyer is a party or to which the Buyer or any of its assets are subject, or result in the creation of any Lien upon any of the assets of the Buyer.

            4.4 Litigation. There are no actions, proceedings or investigations pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer which would prevent it from consummating the transactions contemplated hereby.

            4.5 Available Funds. The Buyer has the funds required to pay the Purchase Price and consummate the transactions contemplated hereby.

            4.6 Brokerage. The Buyer has not made any agreement or taken any other action which might cause the Seller to become obligated for any broker's fee or commission as a result of the transactions contemplated hereunder.

            4.7 Investment Purpose. The Buyer is buying the Shares for investment only and not with a view to resale in connection with any distribution of any of the Shares except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and all other applicable securities laws. The Buyer understands and hereby agrees that the Shares have not been registered under the Securities Act or under the securities laws of any state and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the Securities Act except pursuant to a valid exemption from such registration.

            4.8 Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained herein are true and correct on the date hereof and will be true and correct

  on the Closing Date with the same force and effect as if made on and as of the Closing Date.

       5.   COVENANTS.

            5.1  Access.

                 (a) Prior to the Closing, upon reasonable notice from the Buyer to the Seller, the Seller will (i) afford to the officers, attorneys, accountants, bankers or other authorized representatives of the Buyer reasonable access during normal business hours to the properties, facilities, books and records of the Corporation, to the individuals listed on Schedule 5.1 and to the attorneys, accountants and other authorized representatives of the Corporation ("Representatives") and
  (ii) cause the Representatives to cooperate, in each case so as to afford the Buyer a reasonable opportunity to make such review, examination and investigation of the Corporation as the Buyer may reasonably desire to make. The Buyer will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Prior to the Closing, the Seller will furnish to the Buyer, or cause to be furnished to the Buyer, such financial and operating data and other information pertaining to the Corporation and the operation of the Business, past and present, as the Buyer may reasonably request. Prior to the Closing Date, the Buyer shall hold such documents, information and material in confidence unless and until such time as such information otherwise becomes publicly available and, in the event of the termination of this Agreement and upon request by the Seller, shall deliver to the Seller all documents and other written material so obtained by the Buyer.

                 (b) Prior to the Closing, the Seller will permit the Buyer, or independent environmental consultants chosen by the Buyer at its sole discretion, to inspect, audit and test any or all of the real property currently owned or leased by the Corporation as described in Schedule 3.9(a) for the existence of any and all Environmental Conditions and any and all violations of Environmental Laws (the "Environmental Assessment"). The Seller will cooperate with the Buyer and its environmental consultants in connection with the Environmental Assessment. The scope, sequence and timing of the Environmental Assessment will be at the sole discretion of the Buyer.

            5.2 Press Releases. Prior to the Closing, the Buyer will not, the Seller will not, and the Seller will cause the Corporation to not, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Buyer (in the case of the Seller or the
  Corporation) or the Seller (in the case of the Buyer), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action

  to be required by Law in which event the party making such determination will allow the other party reasonable time (to the extent practicable) to comment on such release or announcement in advance of its issuance.

            5.3  Regulatory Filings; Consents.  (a)  After the date
  hereof, the Buyer and the Seller will cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information which may be requested pursuant to the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. All filings made pursuant to the HSR Act will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

                 (b)  Without limiting the  generality or effect of
  Section 5.3(a), each of the parties will (i) use reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act and (ii) not (A) except as required by any Governmental Entity, extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other party hereto.

                 (c)  Without limiting  the generality or effect of
  Section 5.3(a) and (b), the Seller and the Buyer, to the extent applicable, will use its reasonable best efforts to obtain the governmental and other approvals, consents or waivers listed on
  Schedule 3.4(a).

            5.4 Injunctions. Without limiting the generality or effect of any other provision hereof, if any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any Order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such Order dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith; provided, however, that in no event will such reasonable efforts require either party as a condition to or as a result of dissolving or eliminating such Order to pay damages, other than any incidental costs of such litigation, or to accept any hold-separate order, agree to any divestiture or any limitation on the conduct by the Buyer, the Corporation and the Seller of their respective businesses or other action which would have an adverse effect on the value to the Buyer or to the Seller of the transactions contemplated hereby.

            5.5   Operation of the  Business.   Except as expressly
  provided herein or  in Schedule 5.5 or as otherwise  consented to


  by the Buyer in writing, until the Closing, the Seller will cause the Corporation to:

                 (a)  Conduct its  Business in the ordinary  course
  consistent in all material respects with past practice, including without limitation billing, shipping and collection practices, marketing and sales practices, inventory transactions and payment of accounts payable; use reasonable, good faith efforts to
  (i) keep its Business intact, preserve and maintain the goodwill of its Business and the Corporation's relationships with its respective customers, suppliers, distributors, licensors and others with whom the Corporation has material business relationships, and (ii) keep available to the Buyer the services of the present officers and employees of the Corporation (other than those who are also employees of the Seller); and

                 (b) Without limiting the generality of the foregoing, not: (i) amend its Certificate of Incorporation or By-Laws; (ii) declare, set aside or pay any dividend or make any distribution on or with respect to shares of its capital stock;
  (iii) make any cash payments to the Seller or any Affiliate of the Seller other than pursuant to, and in accordance with the terms of, a Contract listed on Schedule 3.7; (iv) issue, grant, sell, assign or pledge any shares of, or rights of any kind to acquire any shares of, the capital stock of the Corporation, or purchase, redeem or otherwise acquire any shares of such capital stock; (v) enter into any merger, consolidation, recapitalization or other business combination or reorganization; (vi) create, incur or assume any indebtedness for borrowed money (other than in the ordinary course of business consistent with past practice; provided, however, that a loan from a bank or other financial institution shall not constitute an ordinary course transaction) unless repaid in full prior to Closing; (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or liabilities of any other person or entity in excess of $10,000, except for endorsements of negotiable instruments or relocation or other benefits provided to employees in the ordinary course of business consistent with past practice; (viii) grant any severance or termination pay or benefit in excess of $10,000, other than in accordance with policies or agreements of the Corporation in effect on the date hereof; (ix) sell, transfer, license, fail to keep in effect or otherwise dispose of any Intellectual Property; (x) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, other than in the ordinary course of business consistent with past practice; (xi) make commitments for any single capital project which would exceed $50,000 in capital expenditures; (xii) make any change in any method of accounting or accounting practice, except as may be required by Law or by GAAP; (xiii) enter into any employment Contract with respect to the performance of personal services which is not terminable at will without obligation or liability by the Corporation; (xiv) fail to continue its existing practices, or to change such practices if required to comply with applicable Law,

  relating to repair and maintenance of the assets owned, leased or otherwise held by the Corporation; (xv) except for the equipment subject to the equipment leases between the Seller and General Electric Capital Corporation ("GECC") identified in item 14 on
  Schedule 3.7 (the "GECC Leases") and the equipment subject to the leases between BancBoston Leasing Inc. ("BancBoston") and the Seller ("BancBoston Leases") identified in item 15(b) on Schedule 3.7, purchase, sell, lease or dispose of, or subject to Lien, any assets owned, leased or otherwise held by the Corporation other than in the ordinary course of business of the Business consistent with past practice, except with respect to real property which may not be purchased, sold, leased or disposed of, or subjected to any Lien without the prior written consent of the Buyer; (xvi) make, change or revoke any election with respect to Taxes except where the election (A) does not affect the Corporation; or (B) is consistent with prior practice and will not adversely affect, before or after the Closing, the Buyer or the Corporation; (xvii) enter into any closing or other agreement or settlement with respect to Taxes, except where such closing or other agreement or settlement is with respect to taxable years in which the Corporation was not a member of the Seller's Group; (xviii) make any loans, advances or capital contributions to or investments in any person or entity, other than to any supplier or customer as an extension of credit in the ordinary course of business consistent with past practice; (xix) enter into any Contract with respect to any of the foregoing; or (xx) undertake any action or activity or fail to take any action which would result in any violation or breach of any representation, warranty or covenant of the Seller contained herein.

            5.6 Satisfaction of Conditions. Without limiting the generality or effect of any other provision hereof, prior to the Closing, each of the parties hereto will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

            5.7 Termination of Lease Agreement and Security Agreement. Effective on or prior to the Closing, the Seller will have caused (a) the Corporation to be fully released from all obligations and liabilities with respect to (i) the Lease Agreement, dated as of March 29, 1993, as amended by the Amendment Agreement, dated as of May 12, 1993, by and between Continental Bank (formerly known as Continental Bank, National Association), not in its individual capacity but solely as trustee under the Trust Agreement (as defined therein) and the Seller, as further amended by Amendment No. 2 to Lease, dated as of July 29, 1994, Waiver No. 1 to Amendment No. 2 to Lease, dated as of July 29, 1994 and Amendment No. 3 to Lease, dated as of April 13, 1995, as amended prior to the date hereof and together with any Contracts entered into in connection therewith, each as amended prior to the date hereof (collectively, the "Lease Agreement"), and (ii) the Amended and Restated Lessee Security Agreement, dated July 29, 1994 from the Seller to Continental


  Bank, not in its individual capacity but solely as trustee under the Trust Agreement, as amended prior to the date hereof and any Contracts entered into in connection therewith, each as amended prior to the date hereof (collectively, the "Security Agreement"), (b) good and marketable title to all assets subject to the Lease Agreement or the Security Agreement to have been transferred to the Corporation and (c) all Liens on any of the assets or securities of the Corporation (including without limitation the Shares) arising from or related to such Lease Agreement and Security Agreement to be terminated and released.

            5.8 Release of Certain Liens. Prior to or at the Closing, the Seller shall deliver to the Buyer UCC-3 termination statements and any other releases or similar documents necessary to release any Liens on any of the assets of the Corporation ("Lien Releases") by instruments in form and substance satisfactory to the Buyer and its counsel.

            5.9 Litigation. The Seller will promptly notify the Buyer of any Legal Proceeding which after the date hereof is commenced against the Corporation or the Seller (to the extent relating to the Division) or against any director, officer, employee, consultant, agent or shareholder thereof with respect to the affairs of the Corporation or the Business.

            5.10 Resignations. Effective as of the Closing, the Seller will cause to be removed or will deliver to the Buyer the written resignations of all of the Corporation's directors and officers other than Marc J. Wilson and Jon P. Weber.

            5.11 Limitation on Competition. For a period of five years after the Closing, the Seller will not, and will cause its Affiliates and Subsidiaries not to, directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be associated as a director, partner or representative in connection with, any profit or not-for-profit business or enterprise that directly competes with the Business as of the date hereof in the United States or elsewhere. For purposes of this Agreement, the Buyer and the Seller agree that the business conducted by Snorkel-Economy Corporation ("Snorkel"), a division of the Seller, as of the date hereof consisting of the manufacture, sale, rental, distribution, erection, dismantling, and servicing of power elevated (including by means of a cranking system) aerial work platforms (including trailer mounted booms, self-propelled scissor lifts or self-propelled articulating and telescoping booms) (the "Snorkel Business"), does not directly compete with the Business as of the date hereof in the United States or elsewhere, and nothing contained herein shall prohibit or otherwise restrict the Seller, its Affiliates or Subsidiaries from at any time, directly or indirectly owning, managing, operating, financing, joining, controlling or participating in the ownership, management, operation, financing or control of, or being associated as a director, partner or representative with, any profit or not-for-profit business or enterprise that engages

  in the Snorkel Business in the United States or elsewhere. Nothing contained herein, however, shall prohibit the Seller or any Affiliate of the Seller from acquiring and owning, for investment purposes only, up to five percent (5%) of the outstanding equity securities of any entity engaged in a business that competes with the Business if such equity securities of any such entity are available to the general public for purchase on a national securities exchange. In the event that this Section
  5.11 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. The Seller acknowledges that a breach of this Section 5.11 will cause irreparable damage to the Corporation and the Buyer, the exact amount of which will be difficult or impossible to ascertain, and that the Corporation's remedies at Law for any such breach will be inadequate. Accordingly, the Seller agrees that upon a breach of this Section 5.11, the Corporation and the Buyer will be entitled, in addition to any other legal remedies available to it, to apply in any court of competent jurisdiction for injunctive relief or any other appropriate decree of specific performance in order to enjoin such breach or threatened breach.

            5.12 Employee Compensation and Benefit Matters.  Except
  as set forth in Schedule 5.12, from and after the date hereof until the Closing Date, (a) the Corporation shall not adopt, enact, authorize, ratify, approve, cause or suffer to exist any material increase in the compensation or benefits of any employee, former employee, independent contractor, director or former director of the Corporation (other than normal periodic increases in the ordinary course of business that are made in accordance with established policies of the Corporation or as required pursuant to any Contract), (b) neither the Seller nor the Corporation shall adopt, enact, authorize, ratify, approve, cause or suffer to exist any material amendment, modification, implementation or termination of any Employee Benefit Plan or Benefit Arrangement (other than any such amendment, modification, implementation or termination required under applicable Law or the terms of an Employee Benefit Plan or a Benefit Arrangement or a Collective Bargaining Agreement), or (c) neither the Seller nor the Corporation shall adopt, enact, authorize, ratify, approve, cause or suffer to exist any material amendment, modification, implementation or termination of any Collective Bargaining Agreement (other than any such amendment, modification, implementation or termination required under applicable Law or under the terms of any Employee Benefit Plan, Benefit Arrangement or Collective Bargaining Agreement).

            5.13 Acquisition  Proposals.   During the  period  (the
  "Pre-Closing Covenant  Period") between  the date hereof  and the

  earliest to occur of (a) the Closing, and (b) the termination of this Agreement, neither the Seller nor the Corporation will, and the Seller and the Corporation will instruct their respective officers, directors, employees, agents, advisors or other representatives not to, solicit, initiate or consider any proposals or offers from any person or entity relating to, or enter into (or continue) any discussions concerning, any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Corporation (any such transaction, a "Competitive Transaction"). During the Pre-Closing Covenant Period, the Seller and the Corporation will promptly notify the Buyer in the event of any proposal or offer in respect of a Competitive Transaction.

            5.14 Other Tax Matters.

                 (a)  Section 338(h)(10).

            (i)  Election.  At the request of the Buyer, the Seller
       shall   make  a   joint  election   with  the   Buyer  under
       Section 338(h)(10) of the Code and under any similar provisions of state, local or foreign law with respect to the purchase of the Shares (the "Section 338(h)(10) Election"). The Seller represents that its sale of the Shares is eligible for, and the Buyer represents that it is qualified to make, such election. If the Section 338(h)(10) Election is made, the Seller and the Buyer shall on the Closing Date exchange executed copies of Internal Revenue Service Form 8023A, required schedules thereto and any similar state, local and foreign forms. If any additions or changes are required to these forms as a result of information which is first available after the Closing Date, the parties will promptly negotiate in good faith to agree on such changes.

           (ii) Allocation of Purchase Price. If the Section 338(h)(10) Election is made, the Buyer shall determine the deemed purchase price for the Shares (which deemed purchase price will include the Corporation's liabilities) and provide the Seller within 120 days after the Closing Date an allocation of that price among the assets of the Corporation that are deemed to have been acquired pursuant to
       Section 338(h)(10) of the Code or any state, local or foreign law equivalent which conforms in all respects to the requirements of the Code and the regulations promulgated thereunder, as well as any applicable state, local or foreign law. The Buyer and the Seller shall use such allocation for purposes of all reports and returns with respect to Taxes, including, if applicable, Internal Revenue Service Form 8594 or any equivalent statement.

                 (b)  Liability for Taxes and Related Matters.




            (i) Seller's Liability for Taxes. The Seller shall be liable for and shall indemnify the Buyer for all Taxes (including without limitation any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Corporation, and Taxes resulting from the Corporation ceasing to be a member of the Seller's Group, or attributable to the Buyer's deemed election pursuant to Section 338(g) of the Code and the joint election to be made or deemed made under
       Section 338(h)(10) of the Code and any state, local or foreign law equivalents) (A) imposed on the Seller's Group (other than the Corporation) for any taxable year and
       (B) imposed on the Corporation or for which the Corporation may otherwise be liable (1) for any taxable year or period that ends on or before the Closing Date, (2) with respect to any taxable year or period beginning before and ending after the Closing Date (including, but not limited to any state or local "one-day" return resulting from the elections to be made under Sections 338(g) and 338(h)(10) of the Code and any similar state, local or foreign laws; provided, that any such "one-day" return shall not be included if the applicable state or local jurisdiction requires the Seller to recognize gain or loss with respect to the sale of the Shares), the portion of such taxable year or period ending on and including the Closing Date or (3) arising out of a breach or inaccuracy of any representation contained in
       Section  3.8.   Except as set  forth in  clause (v)  of this
       Section 5.14(b), the Seller shall be entitled to any refund of Taxes of the Corporation attributable to such periods.

           (ii) Buyer's Liability for Taxes. The Buyer shall be liable for and shall indemnify the Seller for the Taxes of the Corporation for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. The Buyer shall be entitled to any refund of Taxes of the Corporation attributable to such periods.

          (iii) Taxes for Short Taxable Year. The Seller and the Buyer shall close the taxable period of the Corporation as of the close of business on the Closing Date, unless such action is prohibited by Law. In any case where applicable Law prohibits the Corporation from closing its taxable year on the Closing Date then, for purposes of clauses (i) and
       (ii) of this Section 5.14(b), the determination of the Taxes of the Corporation for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be ratably apportioned on a time basis.


           (iv) Adjustment to Purchase Price. Any payment by the Buyer or the Seller under this Section 5.14 will be an adjustment to the Purchase Price unless a determination (as defined in Section 1313 of the Code) with respect to the Indemnitee (as hereinafter defined) causes any such payment not to constitute an adjustment to the Purchase Price for United States federal income tax purposes.

            (v) Carryforwards of Losses. The Buyer will cause the Corporation to elect, where permitted by Law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that would, absent such election, be carried back to a taxable period of the Corporation ending on or before the Closing Date in which the Corporation filed a consolidated, combined or unitary Tax Return with the Seller or any Affiliate of the Seller.

           (vi) Preparation and Filing of Tax Returns. With respect to any taxable period in 1995 ending on or prior to the Closing Date for which a Tax Return is required to be filed after the Closing Date, the Buyer shall cause the Corporation to prepare on a basis consistent with past practices, under the direction of the Seller, all Tax Returns of the Corporation and shall promptly cause the Corporation to provide to the Seller, on the earlier of (A) February 1, 1996 and (B) at least 15 business days prior to the due date, including any extensions, for the filing thereof, such Tax Returns together with such tax information material relevant to such Tax Returns, including schedules and work papers, and as to the method of computation of separate taxable income or other relevant measure of income of the Corporation. Following receipt of any Tax Returns prepared by the Corporation, the Seller shall promptly notify the Buyer and the Corporation if it disputes any of the information contained in such Tax Return. The parties shall cooperate to promptly resolve any such dispute and the Seller and the Corporation shall be responsible for their respective professional fees and expenses incurred in connection therewith. The Seller shall file, or cause to be filed, when due all Tax Returns that are required to be filed by or with respect to the Corporation for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and the Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Corporation for taxable years or periods ending after the Closing Date and shall pay any Taxes due in respect of such Tax Returns. The Seller shall pay the Buyer the Taxes for which the Seller is liable pursuant to
       Section 5.14(b)(i) but which are payable with Tax Returns to be filed by the Buyer pursuant to the previous sentence at least 15 days prior to the due date for the filing of such Tax Returns.



          (vii) Contest Provisions. The Buyer shall notify the Seller in writing within 10 business days after actual receipt by the Buyer, any of its Affiliates or the Corporation of written notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Corporation for which the Seller would be required to indemnify the Buyer pursuant to Section 5.14(b)(i). Failure of the Buyer to comply with the notification requirement set forth in the preceding sentence shall relieve the Seller of its indemnification obligations with respect to such liabilities but only in the event and to the extent that the Seller was prejudiced by such failure. The Seller shall have the sole right to represent the Corporation's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Buyer or the Corporation for any period after the Closing Date (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost
       adjustments,   the  lengthening   of  any   amortization  or
       depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of the Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that the Seller has indemnified the Buyer against the effects of any such settlement.

            The Seller shall be entitled to participate at its expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be subject to indemnification by the Seller pursuant to Section 5.14(b)(i) and, with the written consent of the Buyer, and at its sole expense, may assume the entire defense of such Tax claim. Neither the Buyer nor the Corporation may agree to settle any Tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by the Seller under Section 5.14(b)(i) without the prior written consent of the Seller, which consent shall not be unreasonably withheld. The Buyer shall have the sole right to represent the Corporation's interests in the defense of any claim for Taxes relating to taxable periods beginning on or after the Closing Date.

                 (c)  Assistance  and  Cooperation.     After   the
  Closing Date, each of the Seller and the Buyer shall:

            (i) assist (and cause their respective Affiliates and Subsidiaries to assist) the other party in preparing any Tax



       Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 5.14;

           (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Corporation;

          (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Corporation;

           (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Corporation for taxable periods for which the other may have a liability under this Section 5.14; and

            (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

                 (d) Survival of Obligations. The obligations of the parties set forth in this Section 5.14 shall be unconditional and absolute and shall remain in effect for the period of the relevant statute of limitations applicable to the Taxes at issue.


            5.15 Records. On the Closing Date the Seller will deliver or cause to be delivered to the Buyer (to the extent they exist) all original agreements, documents, books, records and files relating to the Corporation (collectively, the "Records") in the possession or under the control of the Seller or any of its Affiliates other than the Corporation (collectively, "Post-Closing Affiliates") to the extent not in the possession of the Corporation or the Buyer, subject to the following exceptions:

                 (a) The Buyer recognizes that certain Records may contain only incidental information relating to the Corporation or may primarily relate to the Seller or the Post-Closing Affiliates, or the businesses of the Seller or the Post-Closing Affiliates, and that the Seller and the Post-Closing Affiliates may retain such Records and the Seller will at the Buyer's request made at any time specifying the items needed deliver appropriately excised copies of such Records; and

                 (b) The Seller and the Post-Closing Affiliates may retain any Tax Returns and related schedules or work papers, but will promptly make available to the Buyer or the Buyer's representatives copies of such Tax Returns and related schedules or work papers or information appearing on such Tax Returns or in related documents which relates to the Corporation or which the Buyer will reasonably request to fulfill tax-related or financial obligations or obligations under this Agreement.




            5.16 Employment Agreement. Prior to the Closing, the Seller will allow the Buyer to negotiate the terms of such employment agreements with such of the current management-level employees of the Corporation as the Buyer may choose in its sole discretion.

       6.   CONDITIONS TO CLOSING.

            6.1 Conditions Precedent To The Obligations of the Buyer and the Seller. The obligations of each of the Buyer and the Seller under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions (a) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other Order or decree in any jurisdiction, the effect of which restrains or prohibits the Closing, and (b) the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act, if any, shall have expired or been terminated.

            6.2 Additional Conditions Precedent to Obligations of the Seller. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of the Seller in its sole discretion:

                 6.2.1 Compliance with Agreement. The Buyer will have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it at or prior to the Closing Date, and there will be delivered to the Seller a certificate to that effect signed by an officer of the Buyer and dated the Closing Date.

                 6.2.2 Actual or Threatened Actions. There will not be any actual or threatened action or proceeding by or before any court or other individual, administrative or Governmental
  Entity which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially adversely affect the Seller after the Closing Date.

                 6.2.3 Resolutions of the Board of Directors. The Seller will have received from the Buyer certified copies of the resolutions of its Board of Directors approving this Agreement and authorizing the consummation of the transactions contemplated hereby.

                 6.2.4 Delivery of Purchase Price. The Buyer will have delivered to the Seller the portion of the Purchase Price payable at Closing as provided in Section 2.1 and will have deposited $4,000,000 with the escrow agent pursuant to the Escrow Agreement I, deposited $3,000,000 with the escrow agent pursuant to the Escrow Agreement II and deposited $250,000 with the escrow agent pursuant to the Escrow Agreement III.

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                 6.2.5   Opinion  of Counsel  of the  Buyer.    The
  Seller will have received an opinion of counsel of the Buyer, dated the Closing Date, in the form of Exhibit D hereto.

                 6.2.6 Regulatory Approval; Consents. The Seller will have received notice from the Federal Trade Commission that the waiting period under the HSR Act has terminated and each of the governmental and other approvals, consents or waivers listed on Schedule 4.3 (other than those marked with an asterisk) shall have been obtained and be in full force and effect as of the Closing.

                 6.2.7 Leases. The Seller will have received from the Buyer executed copies of the five leases for the Corporation's facilities located on the Seller's properties in Cleveland, Dallas, Detroit, Los Angeles and Milwaukee (the "Leases") and the five related Memoranda of Lease (with attached legal descriptions), which Leases shall be substantially in the form attached hereto as Exhibit E.

                 6.2.8 Paint Line Lease. The Seller will have received from the Buyer an executed copy of the lease with respect to the paint line at the Goose Creek, South Carolina facility (the "Paint Line Lease") in the form attached hereto as Exhibit F.

                 6.2.9 Indemnification Letter. The Seller will have received an indemnification letter in the form of Exhibit G attached hereto (the "Indemnification Letter") duly executed by the Corporation.

            6.3 Additional Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of the Buyer in its sole discretion:

                 6.3.1 Compliance with Agreement. The Seller will have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it at or prior to the Closing Date, and there will be delivered to the Buyer a certificate to that effect signed by an officer of the Seller dated the Closing Date.

                 6.3.2 Delivery of Stock Certificates. There will be delivered to the Buyer by the Seller certificates representing the Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers endorsed in blank to the Buyer.

                 6.3.3 Termination of Lease Agreement and Security Agreement. The Buyer will have received the Payoff Letter, the Release Letter, the Release of Lien, the Intellectual Property Release and the Assignment of Undivided Interest, each in the
  form  attached   hereto  as  Exhibit  H,   and  applicable  UCC-3

  termination statements, each duly executed by Bank of America Illinois (formerly known as Continental Bank), and all the other parties thereto.

                 6.3.4  Release of Certain Liens.   The Seller will
  have delivered to the Buyer the Lien Releases.

                 6.3.5 Resignations. The Buyer will have received the written resignations of all directors and officers of the Corporation other than Marc J. Wilson and Jon P. Weber.

                 6.3.6 Actual or Threatened Actions. There will not be any actual or threatened action or proceeding by or before any court or other individual, administrative or Governmental Entity which seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially adversely affect the Corporation after the Closing Date.

                 6.3.7 Absence of Material Adverse Change. There will have been no materially adverse change in the financial condition, Business or properties of the Corporation since December 31, 1994.

                 6.3.8 Resolutions of the Board of Directors. The Buyer will have received from the Seller certified copies of the resolutions of its Board of Directors approving this Agreement and authorizing the consummation of the transactions contemplated hereby.

                 6.3.9 Opinions of Counsel of the Seller. The Buyer will have received an opinion of (a) LeBoeuf, Lamb, Greene & MacRae, dated the Closing Date, in the form of Exhibit I hereto, and (b) Robert D. Vilsack, Esq., in-house counsel at the Seller, dated the Closing Date, in the form of Exhibit J hereto.

                 6.3.10 Regulatory Approval; Consents. The Buyer will have received notice from the Federal Trade Commission that the waiting period under the HSR Act has terminated and each of the governmental and other approvals, consents or waivers listed on Schedule 3.4(a) (other than those marked with an asterisk) shall have been obtained and be in full force and effect as of the Closing.

                 6.3.11 Leases. The Buyer will have received from the Seller executed copies of the Leases and the five related Memoranda of Lease (with attached legal descriptions).

                 6.3.12 Equipment Leases. The Buyer will have received (i) UCC-3 termination statements duly executed by GECC releasing any Liens it has on the equipment (the "GECC Equipment") subject to the GECC Leases (the "GECC UCC-3s"); (ii) copy of a Bill of Sale duly executed by GECC transferring to the Seller all GECC's right, title and interest in and to the GECC Equipment ("GECC Bill of Sale I"); (iii) a Bill of Sale duly

  executed by the Seller transferring to the Corporation all the Seller's right, title and interest in and to the GECC Equipment ("GECC Bill of Sale II"); (iv) a letter from GECC acknowledging that the GECC Leases have been terminated ("GECC Termination Letter"); (v) UCC-3 termination statements duly executed by BancBoston releasing any Liens it has on the equipment ("BancBoston Equipment") subject to the BancBoston Leases (the "BancBoston UCC-3s"); (vi) a copy of the Bill of Sale duly executed by BancBoston transferring to the Seller all BancBoston's right, title and interest in and to the BancBoston Equipment ("BancBoston Bill of Sale I"); (vii) a Bill of Sale duly executed by the Seller transferring to the Corporation all the Seller's right, title and interest in and to the BancBoston Equipment ("BancBoston Bill of Sale II") and (viii) a letter from BancBoston acknowledging that the BancBoston Leases have been terminated ("BancBoston Termination Letter").

                 6.3.13   Paint Line  Lease.   The Buyer  will have
  received from  the Seller  an  executed copy  of the  Paint  Line
  Lease.

                 6.3.14 Intellectual Property. The Buyer will have received evidence satisfactory to it that the Scheduled IP identified on Annex B to Schedule 3.13 has been properly recorded in the name of the Corporation (or a filing for such recordation has been made) in each of the applicable foreign jurisdictions with the appropriate foreign governmental entities (to the extent such recordations or filings are available on the Closing Date).

                 6.3.15 IRS Form 8023A. The Buyer will have received an IRS Form 8023A duly executed by the Seller, to be held in escrow by the Buyer and filed with the Buyer's executed Form 8023A if the Buyer makes the Section 338(h)(10) Election, or returned to the Seller if the Buyer does not make the Section 338(h)(10) Election.


       7.   CLOSING.

            7.1 Time and Place. The closing of the purchase and sale of the Shares (the "Closing") will take place by the simultaneous exchange of executed original counterparts of this Agreement, delivery of the Shares (as provided in Section 6.3.2) and the delivery of the Purchase Price (as provided in Section 2.1), together with all documents, opinions and certificates contemplated hereby, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York on July 21, 1995, or on such other date or at such other place as the parties hereto may mutually agree (the "Closing Date").

            7.2  Documents  to  be  Delivered  by  the   Seller  at
  Closing. The Seller will deliver to the Buyer at the Closing the following:




                 (a) The opinions of counsel for the Seller dated as of the Closing Date, as provided in Section 6.3.9;

                 (b) A certificate executed by a duly authorized officer of the Seller as to the matters described in Section 6.3.1;

                 (c) Certificates representing all of the Shares duly endorsed in blank for transfer or accompanied by duly executed stock powers endorsed in blank to the Buyer;

                 (d) The written resignations of all the directors and officers of the Corporation other than Marc J. Wilson and Jon
  P. Weber;

                 (e) A receipt signed by the Seller for the payment of the portion of the Purchase Price paid to the Seller at Closing ($59,950,000);

                 (f) The Escrow Agreement I, Escrow Agreement II and Escrow Agreement III, each duly executed by the Seller;

                 (g) The Corporation's original minute books, stock certificates and corporate record books (including unissued stock certificates and all cancelled stock certificates),
  Certificate of Incorporation and By-Laws and all amendments thereto;

                 (h)  Payoff  Letter,  Release  Letter,  Release of
  Lien, Intellectual Property Release, Assignment of Undivided Interest and applicable UCC-3 termination statements, each duly executed by Bank of America Illinois (formerly known as Continental Bank), and all the other parties thereto;

                 (i)  The Lien Releases;

                 (j)  A  certification   from  the   Seller   under
  Section 1445(b)(2) of the Code and the rules and regulations thereunder, in form reasonably acceptable to the Buyer, stating that the Seller is not a foreign person;

                 (k) Evidence reasonably satisfactory to the Buyer that the governmental and other approvals, consents or waivers listed on Schedule 3.4(a) (other than those marked with an asterisk) shall have been obtained and are in full force and effect as of the Closing;

                 (l)  The Leases duly executed by the Seller;

                 (m) The assignment and assumption agreement relating to the leases between Randolph Computer Corporation ("Randolph") and the Seller, duly executed by the Seller and consented to by Randolph;




                 (n)  The   assignment  and   assumption  agreement
  relating to the Contracts listed on Schedule 7.2(n) duly executed by the Seller;

                 (o) A master vehicle and equipment lease in the form attached hereto as Exhibit K duly executed by Associates Leasing Inc. (the "Associates Master Lease");

                 (p) the Paint Line Lease duly executed by the Seller;

                 (q) A transitional services agreement by and between the Seller and the Corporation in the form attached hereto as Exhibit L duly executed by the Seller (the "Transitional Services Agreement");

                 (r) GECC UCC-3s, GECC Bill of Sale I, GECC Bill of Sale II, GECC Termination Letter, BancBoston UCC-3s, BancBoston Bill of Sale I, BancBoston Bill of Sale II and BancBoston Termination Letter;

                 (s)  IRS Form  8023A duly executed  by the Seller;
  and

                 (t)  Such    other   agreements,    documents   or
  instruments customary for the consummation of the transactions contemplated hereby.

            7.3 Documents to be Delivered by the Buyer at Closing. At the Closing the Buyer will deliver to the Seller the following:

                 (a) The portion of the Purchase Price payable to the Seller at Closing as provided in Section 2.1;

                 (b) The opinion of counsel for the Buyer, dated as of the Closing Date, in the form of Exhibit D hereto;

                 (c) A certificate executed by a duly authorized officer of the Buyer certifying as to the matters described in
  Section 6.2.1;

                 (d) The Escrow Agreement I, Escrow Agreement II and Escrow Agreement III, each duly executed by the Buyer and the Corporation;

                 (e) Evidence that the Buyer has deposited $4,000,000 with the escrow agent pursuant to the Escrow Agreement I, deposited $3,000,000 with the escrow agent pursuant to the Escrow Agreement II and deposited $250,000 with the escrow agent pursuant to the Escrow Agreement III;

                 (f)  The   assignment  and   assumption  agreement
  relating to the Contracts listed on Schedule 7.2(n) duly executed by the Corporation;


                 (g)  The   assignment  and   assumption  agreement
  relating to the leases between Randolph and the Seller, duly executed by the Corporation;

                 (h) The Associates Master Lease duly executed by the Corporation;

                 (i) the Paint Line Lease duly executed by the Corporation;

                 (j)  The  Transitional   Services  Agreement  duly
  executed by the Corporation;

                 (k) GECC UCC-3s, GECC Bill of Sale I, GECC Bill of Sale II, GECC Termination Letter, BancBoston UCC-3s, BancBoston Bill of Sale I, BancBoston Bill of Sale II and BancBoston Termination Letter;

                 (l) The Indemnification Letter duly executed by the Corporation; and

                 (m)  Such    other   agreements,    documents   or
  instruments customary for the consummation of the transactions contemplated hereby.

       8.   INDEMNIFICATION.

            8.1 Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Third Party Claim" means any threat, demand, action, suit, administrative proceeding, investigation or audit or other proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement,
  (v) "Notice of Claim for Indemnity" means a written notice given in accordance with this Agreement, which if based upon a Third Party Claim against any Indemnitee, includes copies of all material notices and documents received by the Indemnitee with respect to such Third Party Claim and indicates the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee, or if based upon an alleged breach of a representation, warranty or covenant contained in this Agreement, which does not relate to, result from or arise out of a Third Party Claim (a "Direct Claim"), and which relates to, results from or arises out of an event or circumstance discovered by the Indemnitee which constitutes a reasonable basis for the Indemnitee to conclude that such event or circumstances will lead to the incurrence of an Indemnifiable Loss by reason of such alleged breach, whether or not the Indemnifiable Loss is actually suffered or sustained prior to the expiration of the applicable survival period, includes in

  reasonable detail the event or circumstance which gives rise to the claim for indemnification and indicates the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee, and (vi) "Indemnifiable Losses" means any and all loss, liability, claim, demand, obligation, damage, deficiency, cost or expense (including without limitation reasonable attorneys' fees and expenses), including without limitation environmental damages, response costs (including response costs under CERCLA or any comparable state, local or foreign law), remediation expenses and disbursements incurred by an Indemnitee, including without limitation any of the foregoing relating to, resulting from or arising out of any action, suit, administrative proceeding, investigation, audit or other proceeding brought by any person or entity or Governmental Entity and any settlement or compromise thereof, reduced by the amount of any Third-Party Recovery (as hereinafter defined).

                 (b) No Indemnifying Party may assert any offset or similar right in respect of its obligations hereunder based upon any actual or alleged breach of any representation, warranty or covenant in this Agreement; provided, however, that the inability to assert any such offset or similar right pursuant to this sentence will not of itself result in a waiver of any such actual or alleged breach, which may, subject to the limitations herein contained, be asserted pursuant to this Agreement.

                 (c)  Any Indemnifiable Loss  (or portion  thereof)
  satisfied by withdrawal of funds held under the Escrow Agreements shall, upon such withdrawal, no longer constitute an
  Indemnifiable Loss. Any termination of Escrow Agreement I or Escrow Agreement II, or the fact that there are insufficient funds held under escrow pursuant to Escrow Agreement I or Escrow Agreement II to satisfy in full any Indemnifiable Losses to which such Escrow Agreements relate, shall not limit or otherwise affect the rights of the Buyer, its Affiliates, the Corporation and their respective officers, directors, shareholders, employees, agents and representatives under Section 8.2.

            8.2 Seller's Indemnification. Subject to Sections 8.1, 8.4, 8.5, 8.6, 8.7, 8.8 and 9, the Seller will indemnify, defend and hold the Buyer, its Affiliates, the Corporation and their respective officers, directors, shareholders, employees, agents and representatives, harmless from and against any and all Indemnifiable Losses relating to, resulting from or arising out of (a) any inaccuracy in or breach by the Seller of any of the representations or warranties of the Seller contained in this Agreement; (b) any breach by the Seller of any covenant of the Seller contained in this Agreement (other than the covenants of the Seller contained in Section 5.14, the indemnification obligations of which are governed by Section 5.14); (c) any claim by any person (other than any of the Corporation's or the Seller's (to the extent relating to the Division) current or former employees) or entity relating to Product/Service Liability and involving any accident, trauma, claim, disease, injury,

  exposure, condition or event ("Occurrence") that (i) commenced on or prior to the Closing Date or (ii) commenced after the Closing Date provided such Product/Service Liability relates to, results from or arises out of the laminated scaffold planks manufactured by Trus Joist (the "Trus Joist Planks") sold by the Corporation prior to the Closing Date or currently owned by the Corporation and rented or leased to a person or entity, provided that any indemnification pursuant to this clause (ii) shall only apply to Indemnifiable Losses relating to that portion of Product/Service Liability which is determined (either by a court of competent jurisdiction, and if a court does not make such determination, such determination shall be made by mutual agreement among the Seller, the Buyer and the Corporation) to be attributable to the Trus Joist Planks and shall expressly not apply to Indemnifiable Losses relating to that portion of such Product/Service Liability which is determined (as described above in this clause (ii)) to be attributable to any factor other than the Trus Joist Planks;
  (d) any Workers' Compensation Liability, to the extent that such Workers' Compensation Liability arises out of or relates to any claim by any of the Corporation's or the Seller's (to the extent relating to the Division) current or former employees with respect to any Occurrence that commenced prior to the Closing Date; (e) any alleged general liability for any bodily injury or property damage ("General Liability") to the extent that such General Liability arises out of or relates to the operation of the Business or the ownership or lease of properties, facilities or equipment by the Corporation or the Seller (to the extent relating to the Division) prior to the Closing Date and which does not relate to, result from, or arise out of any Product/Service Liability or any Workers' Compensation Liability described in Sections 8.2(c) or (d); (f) any Environmental Condition (whether known or unknown on the Closing Date), existing on or prior to the Closing Date or any violation of any Environmental Law applicable to the Corporation, the Business or the Seller (to the extent relating to the Division) or any of the Corporation's or the Seller's (to the extent relating to the Division) current or former facilities or operations, existing on or prior to the Closing Date (whether or not known on the Closing
  Date); (g) any accumulated funding deficiency within the meaning of either Section 412 of the Code or Section 302 of ERISA as to any Employee Benefit Plan or any such deficiency that would exist but for the application of an alternative minimum funding standard; (h) any failure of the current fair market value of the assets of each Pension Plan to equal or exceed the present value of all "benefit liabilities" (whether or not vested) (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan during the period beginning on the most recent actuarial valuation date of the Pension Plan and ending on the Closing Date and (i) any breach by the Seller of the covenants contained in Section 5.7 of this Agreement.

            8.3 Buyer's Indemnification. Subject to Sections 8.1, 8.4, 8.5, 8.6, 8.7, 8.8 and 9, the Buyer will indemnify, defend and hold the Seller, its Affiliates, and their respective officers, directors, shareholders, employees, agents and

  representatives, harmless from and against any and all Indemnifiable Losses relating to, resulting from or arising out of (a) any inaccuracy in or breach by the Buyer of any of the representations or warranties of the Buyer contained in this Agreement; (b) any breach by the Buyer of any covenant of the Buyer contained in this Agreement (other than covenants of the Buyer contained in Section 5.14, the indemnification obligations of which are governed by Section 5.14); (c) any Contract listed on Schedule 8.3 to the extent (and only to the extent) such Indemnifiable Losses result from or arise out of any act or failure to act by the Buyer or the Corporation after the Closing Date; (d) except for Indemnifiable Losses for which Seller is liable under Sections 8.2(a), 8.2(b), 8.2(g) and 8.2(h), any act of the Corporation or Buyer from and after the Closing Date with respect to the Corporation's present or former employees for the payment of any accrued wages, salaries, vacation pay, sick pay, severance obligations, and any other employee benefits or entitlements as of the Closing Date, pursuant to any employee benefit plan, fund, program, contract, policy or arrangements, whether by reason of any applicable law or otherwise, including under WARN, COBRA or otherwise; and (e) any withdrawal liability with respect to any partial or complete withdrawal occurring from and after the Closing Date from any multiemployer plan under the Contracts identified in item 6 of Schedule 8.3.

            8.4 Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is or may be obligated to provide indemnification under this Agreement, the Indemnitee will promptly give such Indemnifying Party a Notice of Claim for Indemnity, which notice will in any event be given not later than 30 calendar days after receipt of such notice of such Third Party Claim. The Indemnifying Party and the Indemnitee will cooperate in good faith in evaluating and determining how the defense of such Third Party Claim should be administered. It is the intent of the parties that the party which is most likely to be liable for the monetary relief relating to a Third Party Claim should have the right to defend such Third Party Claim unless such Third Party Claim also seeks relief other than monetary damages, remediation or other monetary relief, in which case the Indemnifying Party will have no right to assume the defense thereof; provided, however, that the right of the Indemnifying Party to assume the defense of a Third Party Claim will be subject to its prior undertaking in writing fully to indemnify the Indemnitee with respect thereto pursuant to the terms of this Agreement; provided, however, that in the event that subsequent to any such assumption of the defense of a Third Party Claim by the Seller, the Seller discovers that the state of facts as presented in the Third Party Claim were incorrect and as a result thereof the Seller is not the party most likely to be liable for the monetary relief related to such Third Party Claim, the Seller shall promptly notify the Buyer and the Corporation of such facts and shall allow the Buyer and/or the Corporation to thereafter assume the defense of such Third Party Claim and the Seller's prior

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  undertaking  to be  fully liable  with respect  thereto shall  be
  limited  with   respect  to   such  Third  Party  Claim   to  the
  Indemnifiable Losses  for which the Seller  is liable pursuant to
  this Agreement.   The preceding sentence shall in no  event apply
  in the event of a Third Party Claim that relates to, results from or arises out of any Trus Joist Planks with respect to which the Seller is liable pursuant to Section 8.2(c), the defense of which in all cases may be assumed by the Seller without a requirement of such undertaking and the Seller's liability relating thereto
  shall  be governed by Section 8.2(c).   Notwithstanding the third
  sentence of this Section 8.4(a), if within ten calendar days after receipt by the Indemnifying Party of a Notice of Claim for Indemnity relating to a Third Party Claim, the Indemnifying Party and the Indemnitee have not agreed to the administration of the defense of such Third Party Claim, both the Indemnifying Party and the Indemnitee will jointly administer the defense of such Third Party Claim; provided, however, that the provisions of this sentence shall not apply to the defense of any Third Party Claim that was pending as of the Closing Date that seeks no relief other than monetary damages, remediation or other monetary relief, and such claims will continue to be administered by the Seller. If during the course of any such joint administration of the defense of any Third Party Claim that arises after the Closing Date that seeks no relief other than monetary damages, remediation or other monetary relief, the Indemnifying Party and the Indemnitee are unable to agree upon the administration of such defense, the Indemnifying Party shall have the right to make the ultimate determinations and decisions with respect to the
  administration  of such  defense.   If during  the course  of any
  joint administration of the defense of a Third Party Claim that was pending as of the Closing Date and that seeks relief other than monetary damages, remediation or other monetary relief, the Indemnifying Party and the Indemnitee are unable to agree upon
  the  administration   of  the  defense,  the   Buyer  and/or  the
  Corporation   shall  have   the  right   to  make   the  ultimate
  determinations and decisions with respect to matters other than relating to monetary relief and the Seller shall have the right to make the ultimate determinations and decisions with respect to matters relating to monetary relief. The parties hereto agree to cooperate in good faith in any joint administration of any Third Party Claim. In any joint administration of a Third Party Claim, the Indemnitee shall bear its own attorney's fees and other costs and such amounts shall be deemed to not constitute Indemnifiable
  Losses.   It is  the intent  of the  parties that the  Seller and
  Buyer and/or the Corporation shall jointly administer the defense of any Third Party Claim pending as of the Closing Date that seeks monetary damages, remediation or other monetary relief and also seeks relief other than monetary damages, remediation or other monetary relief.

                 (b)  If  the Indemnifying  Party has  assumed  the
  defense of a Third Party Claim as provided herein, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if (i) a Third Party

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  Claim  that arose  post-closing  initially sought  but  ceases to seek, solely monetary damages, monetary remediation or other monetary relief or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend in good faith such Third Party Claim within ten calendar days (or such shorter period as may be required to defend in good faith such Third Party Claim) after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or
  expenses  paid   or  incurred  in  connection   therewith.    The
  Indemnitee  shall  at  the  Indemnifying  Party's  expense,  make
  available   to  the   Indemnifying   Party  and   its  attorneys,
  accountants or other duly designated agents all books and records
  of  the   Indemnitee  relating  to  any  such   action,  suit  or
  proceeding, and the parties hereto agree to render to each other assistance (at their own expense) as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding. The Indemnitee shall be entitled, with counsel selected by the Indemnitee, to participate in (but not control), at its own expense, the defense of any
  claim  or  litigation  which   the  Indemnifying  Party  has,  in
  accordance with the provisions of subparagraph (a) above, assumed the defense of, and to be kept fully informed of the status thereof at all stages, including the right to receive, at the Indemnitee's expense, copies of all pleadings and other material papers in connection with such claim or litigation. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnifying Party has not undertaken in writing fully to indemnify the Indemnitee with respect thereto or which commits the Indemnitee to take, or forbear to take, any action (other than ministerial actions incident to settlement of such Third Party Claim). If a firm written offer is made to compromise or settle a Third Party Claim without (A) leading to liability or the creation of a financial or other obligation on the part of
  the  Indemnitee   for  which  the  Indemnifying   Party  has  not
  undertaken  in  writing  fully  to  indemnify the  Indemnitee  or
  (B) committing the Indemnitee to take or forbear to take any action (other than ministerial actions incident to settlement), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.

                 (c)  If the defense of a Third  Party Claim is not
  assumed   by    the   Indemnifying    Party   as   provided    in

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  subparagraph (a)  above,  then the Indemnitee may  (to the extent that the Indemnitee determines to do so in its sole discretion) conduct any such proceeding as it may deem appropriate, may take whatever action it deems necessary or appropriate to resolve or settle such claim or dispute, but shall in no event have any obligation to defend any such claim or proceeding or to appeal any adverse finding or determination or defend the appeal by any other party to a favorable determination, it being understood and agreed that any actions taken or omitted with respect to the foregoing shall not avoid, reduce or mitigate the Indemnifying
  Party's liability hereunder.   The parties hereto expressly agree
  that the Seller shall have no right to assume the defense of any Third Party Claim that (i) solely seeks relief other than monetary damages or (ii) that seeks monetary damages, remediation or other monetary relief and also seeks relief other than monetary damages, remediation or other monetary relief; provided, however, that such right shall not relate to any Third Party Claim pending on the Closing Date (except for any right to jointly administer such Third Party Claim as may be provided in
  this  Agreement).   Notwithstanding  the first  sentence  of this
  Section 8.4(c), in the event a Third Party Claim seeks monetary damages, remediation or other monetary relief and also seeks relief other than monetary damages, remediation or other monetary relief, the Indemnitee may only settle any monetary portion of such Third Party Claim in accordance with the provisions of
  Section 8.4(d). The Indemnifying Party shall nevertheless, at its own expense, make available to the Indemnitee and its
  attorneys  and   accountants  all   books  and  records   of  the
  Indemnifying Party relating to such proceedings or litigation, and shall render to the Indemnitee such assistance as may be
  reasonably requested  by the Indemnitee.   The Indemnifying Party
  shall be entitled, with counsel selected by it, to participate in (but not control), at its own expense, the defense of any claim or litigation which the Indemnifying Party has not assumed in accordance with the provisions of subparagraph (a) above, in which event the Indemnifying Party shall be kept fully informed by the Indemnitee of the status thereof at all stages and shall
  have  the   right  to   receive  from  the  Indemnitee,   at  the
  Indemnifying Party's expense, a copy of all pleadings and other material papers in connection with such claim or litigation.

            (d) Notwithstanding anything in this Article 8 to the contrary, the parties hereto agree that the Corporation shall have the right to settle any Third Party Claim if, in the Corporation's sole reasonable judgment, such Third Party Claim could have a detrimental effect on the Business or on its relationship with the third party claimant. Prior to entering into any such settlement for which the Seller would have any monetary liability to the Buyer or the Corporation pursuant to
  Section 8.2, the Buyer shall cause the Corporation to attempt in good faith to reach an agreement with the Seller as to the monetary portion of the settlement. In the event the Seller and the Corporation are unable to reach an agreement within 10 calendar days after the Corporation notifies the Seller of its desire to settle any such Third Party Claim, the Buyer may cause

  the Corporation to enter into a settlement with such third party and, within 3 business days thereafter, the Buyer shall cause the Corporation to notify the Seller of the monetary portion of such settlement and the Corporation (as shall be caused by the Buyer) and the Seller shall attempt in good faith to mutually agree upon the amount (not to exceed 100%) of the monetary portion of such settlement which shall be deemed to be an Indemnifiable Loss incurred by the Corporation). Such determination shall be made by the parties within 30 calendar days after such notification from the Corporation to the Seller. The amount of the monetary portion of such settlement which the Seller does not dispute shall constitute an Indemnifiable Loss incurred by the Corporation. Whether the amount of the monetary portion of such settlement which the Seller disputes should constitute an
  Indemnifiable Loss incurred by the Corporation shall be determined by an independent third party to be mutually agreed upon by the Seller and the Buyer; provided, however, that prior to such determination the Seller shall have no obligation to pay to any third party (or to reimburse the Corporation or the Buyer, as the case may be) the amount of the monetary portion of such settlement which the Seller disputes, which amount shall be paid by the Buyer or the Corporation, as the case may be, to such third party; provided, further, that in no event shall the Buyer or the Corporation seek to withdraw such disputed amount of the monetary portion of the settlement from Escrow I or Escrow II unless and until such amount is finally determined to constitute an Indemnifiable Loss in accordance with the procedures set forth in this Section 8.4(d). In the event the Seller and the Buyer are unable to agree on the selection of such independent third party within 15 calendar days after the settlement, the Seller and the Buyer will jointly request the American Arbitration Association to promptly select an independent third party to resolve the dispute and the Seller and the Buyer agree to and the Buyer will cause the Corporation to, abide by such independent selection (provided such independent third party has no prior or present relationship to the Buyer, the Seller or the Corporation). Such independent third party shall be required to resolve such dispute within 30 calendar days after submission of such dispute to such third party. The resolution of the dispute by such third party shall be set forth in a written statement by such third party setting forth such third party's determination of the portion of such disputed amount, if any, which constitutes an Indemnifiable Loss incurred by the Corporation or the Buyer, as the case may be, which determination shall be binding on the Seller, the Corporation and the Buyer. Such third party shall reach a determination as to the resolution of such dispute using whatever procedures such third party deems appropriate, which procedures may include a review of documents and information submitted by the Seller, the Corporation or the Buyer, discussions with officers or employees of the Seller, the Corporation or the Buyer, a review of information provided by, or discussions with, experts in a relevant field; provided, however, that such procedures shall in no event (i) include the taking of any depositions or the conducting of any other discovery, (ii) include any formal arbitration proceeding or (iii) impose a

  burden of proof on one party greater or different than the burden of proof imposed on the other party. The fees and expenses of the independent third party shall be borne by the parties as follows: (i) the Seller shall pay the proportion of such fees and expenses computed by dividing the amount that the independent third party determines constitutes an Indemnifiable Loss incurred by the Corporation by the total disputed amount submitted to such independent third party for resolution and (ii) the Corporation shall pay the remainder of such fees and expenses.

                 (e) Any Direct Claim will be asserted by giving the Indemnifying Party a Notice of Claim for Indemnity as promptly as reasonably possible after any officer or director of the Indemnitee becomes aware thereof, but in no event later than 30 calendar days after any such officer or director becomes aware thereof.

                 (f) A failure to give timely notice (other than within the time survival period specified herein) or to include any specified information in any notice as provided in this
  Section 8 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the rights of the Indemnifying Party are materially prejudiced.

                 (g) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement against or with any person or entity which is not an Affiliate of the Indemnitee (a "Third Party Recovery"), the amount of such reduction, in each case less any costs, expenses, premiums or taxes incurred in connection therewith, together with interest thereon from the date of payment thereof at the so-called "prime" or "reference" rate of interest for the relevant period as reported in The Wall Street Journal, will promptly be repaid by the Indemnitee to the Indemnifying Party.

            8.5 Indemnification for Taxes. Notwithstanding anything in this Article 8 to the contrary, any Indemnifiable Losses or Third Party Claims based on, attributable to or resulting from any misrepresentation or the breach or inaccuracy of any representation or warranty made by the Seller in Section 3.8, or the failure to comply with any covenant or agreement on the part of the parties hereto contained in Section 5.14, will be governed exclusively by Section 5.14. Claims for indemnification arising under or with respect to Sections 3.8 or 5.14 may not be made unless notice of such claims has been given prior to the expiration of the applicable statute of limitations.

            8.6  Limitations on Indemnification.

                 (a) No Indemnitee will be entitled to recovery under Sections 8.2 or 8.3 for any Indemnifiable Loss unless and until the aggregate amount of claims which may be asserted for


  Indemnifiable Losses exceeds $400,000, and then only to the extent of the excess.

                 (b) Notwithstanding any other provision of this Agreement to the contrary, other than Section 8.6(c), the indemnification obligations of the Seller under Section 8.2 and the Buyer under Section 8.3 will not exceed $13,000,000.

                 (c)  Notwithstanding  any other  provision hereof,
  (i) Sections 8.6(a) and (b) will not apply to breaches of Sections 3.2, 3.8, 3.12(b), 3.12(c), 3.15, or 5.14 or Seller's
  indemnification obligations set  forth in  Sections 8.2(c),  (d),
  (e), (f), (g), (h) or (i), (ii) Section 8.6(b) will not apply to breaches of Section 3.5 and (iii) Section 8.6(b) will not apply in the case of fraud.

                 (d) Neither the Buyer nor the Corporation shall be entitled to indemnification for any Indemnifiable Loss pursuant to Sections 8.2(a) or (b) to the extent that such Indemnifiable Loss is fully covered pursuant to the provisions of Sections 8.2(c), (d), (e), (f), (g), (h) or (i); provided, however, that notwithstanding the above, in the event an Indemnifiable Loss is partially covered by Section 8.2(c), (d),
  (e), (f), (g), (h)  or (i) and is partially covered by  8.2(a) or
  (b), the Buyer or the Corporation shall be entitled to recover under more than one of such provisions so long as the total recovery does not exceed the amount of the Indemnifiable Loss.

                 (e) The Seller's indemnification obligations pursuant to 8.2(c)(ii) shall terminate upon the earlier of (i) the date any Trus Joist Plank that is owned by the Corporation and rented or leased to a person or entity on the date hereof is returned to the Corporation or (ii) the one year anniversary of the Closing Date; provided, however, with respect to any Trus Joist Planks that were sold by the Corporation prior to the Closing Date, the Seller's indemnification obligations shall continue indefinitely until such date, if ever, that any such previously sold Trus Joist Plank is returned to the Corporation for any reason, including, without limitation, due to a sales return or a manufacturer's product recall.

                 (f)  No Indemnifiable Losses shall  be payable  by
  Seller with respect to (i) any claim by any person or entity relating to Product/Service Liability and involving any Occurrence that commenced after the Closing Date other than relating to, resulting from or arising out of any Trus Joist Plank sold by the Corporation prior to the Closing Date or currently owned by the Corporation and rented or leased to a person or entity (which shall constitute Indemnifiable Losses for which the Seller is liable pursuant to Section 8.2(c) subject to the provisions of Section 8.6(e)), (ii) any Workers' Compensation Liability to the extent such Workers' Compensation Liability arises out of or relates to any claim by any of the Corporation's current employees with respect to any Occurrence that commenced on or after the Closing Date, or (iii) any alleged General


  Liability to the extent that such General Liability arises out of or relates to the operation of the Business or the ownership or lease of properties, facilities or equipment by the Corporation on or after the Closing Date, in each case, regardless of whether such claim or liability results in or constitutes a breach of any representation, warranty or covenant contained in this Agreement.


            8.7 Mitigation. The Buyer shall cause the Corporation to take such actions as may be requested by the Seller to mitigate the damages relating to such matter for which the Seller is liable pursuant to Section 8.2 to the extent such actions are reasonably acceptable to the Buyer and the Corporation and are not detrimental to the Business (which determination shall be made by the Buyer); provided, however, that the aggregate costs and expenses of any such actions shall be borne solely by the Seller; provided, however that in the event the Buyer does not take an action requested by the Seller with respect to a matter for which the Seller is liable pursuant to Section 8.2, the Seller shall not be liable to the Buyer for any punitive damages assessed by a court of competent jurisdiction after the date of the Seller's request for such action. Notwithstanding the provisions of this Section 8.7, the Seller does not waive any rights or remedies it may have under statute or common law in connection with mitigation of damages.

            8.8 Subrogation. Upon the payment in full (or other satisfaction) of any Indemnifiable Loss hereunder and compliance by the Indemnifying Party with its obligations under Section 8.2 in respect of such Indemnifiable Loss, the Indemnifying Party shall, to the extent of such Indemnity Payment, be subrogated to, and entitled to an assignment of, all of the rights of the
  Indemnitee against any third person or entity (other than an insurance company that provides insurance to the Indemnitee or an Affiliate of the Indemnitee) in respect of such Indemnifiable Loss, and the Indemnitee shall, at the sole cost and expense of the Indemnifying Party, execute such instruments and shall take such actions that may be reasonably necessary to evidence and perfect such rights. Any recovery by the Indemnifying Party in respect of such Indemnifiable Loss in excess of the amount of the related Indemnity Payment to the Indemnitee shall be promptly paid by the Indemnifying Party to the Indemnitee upon its receipt by the Indemnifying Party. Notwithstanding anything to the contrary contained herein, with respect to any Indemnifiable Loss relating to, resulting from or arising out of the sale, rental or use of the Trus Joist Planks for which the Indemnifying Party has made an Indemnity Payment to the Indemnitee, the Indemnifying Party shall not be required to pay to the Indemnitee the amount of any recovery by it in excess of such Indemnity Payment.

       9. SURVIVAL. Each of the representations and warranties contained in this Agreement or in any certificate or other instrument delivered at Closing, will survive the Closing and remain operative and in full force until the first to occur of
  (i)  60 days following  the close of the  Corporation's next full

  calendar year after the Closing Date or (ii) February 28, 1997; provided, however, the representations and warranties contained in Sections 3.2, 3.12(b) and (c) and 3.15 shall survive indefinitely and the representations and warranties contained in
  Section 3.8 shall survive until the expiration of the applicable statute of limitation. Any claim for indemnification with respect to any breach of a representation or warranty which is not asserted pursuant to the giving of a Notice of Claim for Indemnity within such survival period may not be pursued. Any claim for indemnification asserted within such specified periods of survival pursuant to the giving of a Notice of Claim for Indemnity will be timely made for purposes hereof. The covenants and agreements contained in this Agreement will survive the Closing and remain in effect indefinitely.

       10. TERMINATION. Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby may be abandoned (a) by the mutual consent of the Buyer and the Seller;
  (b) by either the Buyer or the Seller if the Closing does not occur on or prior to July 31, 1995; provided, however, that the right to terminate this Agreement under this Section 10(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (c) by either the Buyer or the Seller if either of them is precluded by an Order from consummating the transactions contemplated hereby. In the event of any termination pursuant to this Section 10, no party hereto (or any of its directors or officers) will have any liability or further obligation to the other party hereto, except for obligations under Section 19.

       11.  POST-CLOSING COVENANTS.

            11.1 Corporate Records. (a) After the Closing Date, the Buyer will, and will cause the Corporation to, and the Seller will, and will cause the Post-Closing Affiliates to, retain all Records required to be retained pursuant to obligations imposed by any applicable Law; provided, however, that the Seller will not be required to retain those Records specified in Section 5.15(a). Except as provided in the immediately preceding sentence, the Buyer will, and will cause the Corporation to, and the Seller will, and will cause the Post-Closing Affiliates to, use all reasonable efforts to retain all Records for a period of seven years after the Closing Date. After the end of such seven-year period, before disposing, or permitting any Post-Closing Affiliate or the Corporation to dispose, of any such Records, the Seller or the Buyer, as the case may be, will use its best efforts to give notice to such effect to the other party and to give the other party, at such other party's cost and expense, an opportunity to remove and retain all or any part of such Records as such other party may elect.

                 (b) After the Closing Date, upon reasonable notice, each of the Buyer and the Seller will give, or cause to be given, to the representatives, employees, counsel and

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  accountants of the other access, during normal business hours, to
  Records relating to periods prior to or including the Closing Date and will permit such persons to examine and copy such Records, to the extent reasonably necessary to the other party in connection with Tax and financial reporting matters (including without limitation any Tax Return relating to state or local real
  property   transfer   or   gains  Taxes),   audits,  governmental
  investigations and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any
  of its  proprietary, privileged  or classified information.   The
  Seller and the Buyer each will provide or will make available to such party access to, and assistance from, employees of the other (including with respect to the Buyer, the Corporation) whose assistance is reasonably required in connection with the purposes described in the preceding sentence.

            11.2 Further Assurances. At any time or from time to time after the Closing, the Seller and the Buyer will execute and deliver such other documents or instruments and take all such further action as may be reasonably requested by the other in order to evidence the consummation of the transactions contemplated by this Agreement, including, but not limited to, any applicable notice, application, disclosure, recordation or remediation pursuant to any Environmental Laws or any state property transfer Laws.

            11.3 Seller's Contracts. The Buyer hereby covenants and agrees that from and after the Closing Date, the Corporation shall, upon the expiration of the term of any Contract or Permit listed on Schedule 8.3 (including any renewals thereof, provided that the Buyer agrees not to renew any such Contract if such renewal would extend the term thereof beyond the second anniversary of the Closing Date), (i) terminate all such Contracts and Permits listed on Schedule 8.3, or (ii) enter into new Contracts and Permits in the name of the Corporation, and not in the name of the Seller or any Affiliate of the Seller; provided, however, that the Corporation shall not enter into new Contracts or Permits to the extent that the Seller or any Affiliate of the Seller shall as a condition thereto remain liable as a guarantor or otherwise under such Contract or Permit.

            11.4 No Transfer. The Buyer hereby covenants and agrees that upon the later of (i) 140 calendar days after the Closing Date or (ii) final payment of all amounts payable with respect to the adjustment to the Purchase price pursuant to
  Section 2.2(a), it shall not transfer the Shares to any person or entity or cause or allow the Corporation to sell a substantial portion of the Corporation's assets to any person or entity.

            11.5 Trus Joist Planks. The Buyer hereby covenants and agrees that, from and after the Closing Date, it shall: (i) at the cost and expense of the Corporation or the Buyer, destroy or

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  cause to be destroyed the Trus Joist Planks held in the inventory of the Corporation and, upon their return to the Corporation, destroy or cause to be destroyed the Trus Joist Planks that are presently owned by the Corporation and rented or leased to a
  person  or   entity,  (ii)  cause  the   Corporation  to  provide
  reasonable assistance to Trus Joist in connection with any recall
  by  Trus   Joist  of  the  Trus  Joist  Planks  (such  reasonable
  assistance shall not include any assistance in the defense of any litigation), (iii) cause the Corporation to continue the current program relating to the replacement of the Trus Joist Planks (the "Replacement Program") and (iv) from and after the Closing Date until the first anniversary of the Closing Date, cause the Corporation to provide the Seller, on a bi-monthly basis, a good faith estimate of the status of the Replacement Program.

            11.6 IBM Lease. The Buyer hereby covenants and agrees that until the first to occur of (i) 120 calendar days after the Closing Date and (ii) the date that the IBM Lease is assigned to the Buyer as described below, the Buyer shall cause the Corporation to pay to the Seller its pro-rata portion of the IBM Lease payments relating to equipment used by the Corporation which is due and payable by the Seller to IBM Credit Corporation ("IBM") pursuant to the Lease Agreement between the Seller and IBM (identified in item 13 on Schedule 3.7) (the "IBM Lease"). During such 120-day period, the Buyer and the Seller hereby covenant to use their reasonable best efforts to obtain the consent of IBM to the assignment by the Seller of such IBM Lease to the Corporation; provided however, that if such consent to assignment is not obtained by such one hundred twentieth day, the Seller shall purchase from IBM the equipment subject to the IBM Lease and, promptly thereafter, sell to the Corporation such equipment at the same purchase price paid by the Seller therefor or a purchase price of $500,000, whichever is less. The Seller hereby covenants and agrees that in the event of such acquisition from IBM, the Seller shall obtain from IBM the applicable UCC-3 termination statements, bills of sale and a letter acknowledging the termination of the IBM Lease. The Seller further covenants that upon the sale of such equipment to the Corporation, the Seller shall provide to the Corporation a bill of sale from the Seller to the Corporation, and copies of such above-referenced UCC-3 termination statements and a copy of such letter of termination.

            11.7 Recordation of Intellectual  Property.  The Seller
  hereby covenants and agrees, at its sole cost and expense, to diligently and in good faith cause any such instruments or documents to be prepared, signed, notarized, legalized, filed and recorded and to take any such further actions as may be necessary or advisable in connection with filing and/or recording the Scheduled IP identified on Annex B to Schedule 3.13 in the name of the Corporation in each of the applicable foreign jurisdictions with the appropriate foreign governmental authority. Within five business days after the Seller's receipt of a document necessary for such recordation that requires an additional signature, the Seller shall send, by hand or by a

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  nationally recognized overnight courier service, such document to such office or person as may be necessary to obtain such signature. The Seller shall within five business days thereafter contact such office or person to which such document was sent to confirm its receipt and that such needed signature will be
  obtained  as promptly  as  reasonably practicable.    Within five
  business days  after receipt by  the Seller of  any fully  signed
  document  necessary   for  filing  and/or   recordation  of  such
  Scheduled IP, the Seller shall send by a nationally recognized overnight courier service such document to the Seller's foreign
  legal   counsel  with   instructions  that  such   filing  and/or
  recordation should  be made promptly.   All costs associated with
  such  foreign legal  counsel and  such filing  and/or recordation
  shall be  borne by  the Seller.   The  Seller shall contact  such
  foreign legal counsel within five business days after sending such document to such counsel to confirm that such foreign counsel has received such document and has submitted (or will submit as promptly as reasonably practicable) such document for
  filing   and/or   recordation  with   the   appropriate   foreign
  governmental authority.   The Seller hereby  covenants and agrees
  to send copies of all correspondence sent or received by the Seller throughout this process of obtaining signatures and
  ultimately  filing   and  recording  such   documents  with   the
  appropriate governmental authority to the Corporation within seven business days after the day on which such correspondence is initially sent or received by the Seller.

       12. TRANSACTION TAXES. The Seller and the Buyer will share equally all sales, transfer, documentary and other transaction related taxes, if any, payable in connection with this Agreement and the transfers made hereunder up to an aggregate maximum amount of $500,000 (i.e., $250,000 each); provided, however, any such taxes payable in excess of $500,000 will be borne solely by the Seller.

       13. ASSIGNMENT. No assignment of rights or obligations under this Agreement may be made by any party hereto without the express written consent of the other party except that the Buyer need not obtain the Seller's prior written consent to assign the Buyer's rights and obligations hereunder to an Affiliate or Subsidiary of the Buyer, but such assignment will not release the Buyer from its obligations hereunder.

       14. BROKERAGE. Each of the parties hereto will be responsible for their own brokerage commissions, investment banking, financial advisors, finder's fees or similar compensation with respect to the transactions contemplated by this Agreement.

       15. SEVERABILITY. Any provision of this Agreement held to be invalid under applicable Law will not render this Agreement invalid as a whole and in such event, such provision will be interpreted so as to best accomplish the intent of the parties within the limits of applicable Law.



       16. AMENDMENTS AND WAIVERS AND CONSENTS. No amendment hereof will be effective unless evidenced by an instrument in writing duly executed by the parties hereto. Either the Buyer or the Seller by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that neither the Buyer nor the Seller may, without the prior written consent of the other, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates') representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

       17. BENEFIT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended nor will it confer upon any other person any rights or remedies.

       18. NOTICES. All notices, demands and requests required or permitted to be given under the provisions of this Agreement will be in writing and will be deemed duly given when delivered in person or when dispatched by electronic facsimile transfer (upon confirmation of receipt by a facsimile operator, and confirmed in writing by postage prepaid first class mail simultaneously dispatched) or three business days after having been dispatched by a nationally recognized overnight courier service or five business days after having been deposited in the United States mail, postage prepaid, addressed as follows:

                 If to the Seller:

                 L. A. Harthun
                 Senior Vice President-International
                 General Counsel and Secretary
                 Figgie International, Inc.
                 4420 Sherwin Road
                 Willoughby, Ohio 44094









                 with a copy to:

                 LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                 125 West 55th Street
                 New York, New York 10019-5380
                 Attention: Michael Groll, Esq.
                 Facsimile: (212) 424-8500


                 If to the Buyer:

                 THP United Enterprises, Inc.
                 N14 W23833 Stoneridge Drive, Suite 400
                 Waukesha, Wisconsin 53188
                 Attention:  Marc J. Wilson
                 Facsimile:  (414) 523-6519

                 with a copy to:

                 plettac AG
                 Kobbinghauser Hammer
                 D-58829 Plettenberg
                 Germany
                 Attention:  Dr. Jurgen F. Schwericke,
                             Chairman of the Management Board
                 Facsimile:  011-49-214-306-2135


                 and

                 Thyssen, Inc.
                 400 Renaissance Center
                 Suite 1700
                 Detroit, Michigan  48243
                 Attention:  Werner Caspers
                 Facsimile:  (313) 567-5667


                 and

                 Jones, Day, Reavis & Pogue
                 599 Lexington Avenue
                 New York, New York  10022
                 Attention:  Karl G. Herold, Esq.
                 Facsimile:  (212) 755-7306

  or to such other address as any party may designate in writing to the other party.

       19.  FEES AND EXPENSES.  Each party will be obligated to pay
  its  own   fees  and  expenses  incurred  with   respect  to  the
  transactions contemplated by this Agreement.

       20.  HEADINGS.   The  headings employed  in  this  Agreement
  (including  the  Schedules hereto)  are  for  the  convenience of

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  reference only and do not form a part hereof and are not intended to affect the meaning or interpretation of this Agreement.

       21. CONSTRUCTION. This Agreement will be construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

       22.  COUNTERPARTS.    This  Agreement  may  be  executed  in
  several counterparts, and as so executed will constitute one agreement, binding on all of the parties hereto.

       23. ENTIRE AGREEMENT. Each of the representations, warranties, covenants and agreements of any party hereto contained in this Agreement or any Schedule hereto or any certificate delivered by or on behalf of such party pursuant to and which makes reference to this Agreement will be deemed incorporated and contained in this Agreement and will constitute representations and warranties of such party. This Agreement (including the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof except as expressly set forth herein. No investigation or receipt of information by or on behalf of the Buyer will diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement or the conditions to obligations of the Buyer under this Agreement. No investigation or receipt of information by or on behalf of the Seller will diminish or obviate any of the representations, warranties, covenants or agreements of the Buyer under this Agreement or the conditions to obligations of the Seller under this Agreement.

       24. CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. (a) Unless the context otherwise requires, (i) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) "or" is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) the terms "Affiliate" and "Subsidiary" have the meanings given to such terms in Rule 405 of the Securities Act of 1933, as amended, (vi) all references to a "business day" will be to any day other than a weekend day or a day which is a holiday in either Germany or the United States and
  (vii) "knowledge of the Seller" means to the best knowledge of any current officer or director of the Seller or the Corporation. All references to "$" or dollar amounts will be to lawful currency of the United States of America.


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                 (b)    No  provision  of  this Agreement  will  be
  interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                             FIGGIE INTERNATIONAL INC.




                             By:
                             Name:
                             Title:




                             THP UNITED ENTERPRISES, INC.




                             By:
                             Name:
                             Title:


                             By:
                             Name:
                             Title:



















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                   TABLE OF SCHEDULES AND EXHIBITS


   SCHEDULES
   Schedule 3.1           Foreign Qualifications

   Schedule 3.2           Capitalization

   Schedule 3.4(a)        Consents
   Schedule 3.5           Financial Statements

   Schedule 3.6           Occurrence of Certain Changes Since
                          December 31, 1994

   Schedule 3.7           Contracts
   Schedule 3.8(b)        Tax Returns

   Schedule 3.8(j)        Tax Allocation Agreement

   Schedule 3.9(a)        Real Property Currently Leased
   Schedule 3.9(b)        Real Property Previously Owned or Leased

   Schedule 3.10          Title to Properties

   Schedule 3.11          Litigation

   Schedule 3.12(a)       Compliance With Laws
   Schedule 3.12(b)       Compliance With Environmental Laws

   Schedule 3.12(c)       Storage/Disposal of Hazardous Materials

   Schedule 3.13          Intellectual Property
   Schedule 3.14          Transactions with Interested Persons

   Schedule 3.15(a)(i)    Employee Benefit Plans

   Schedule 3.15(a)(ii)   Employee Benefit Arrangements
   Schedule 3.15(d)       Actions or Claims Related to Employee
                          Benefit Plans or Arrangements

   Schedule 3.15(i)       Severance and Accelerated Compensation

   Schedule 3.15(j)       Multiple Employer or Multiemployer Plans
   Schedule 3.15(k)       Employee Leaves of Absence

   Schedule 3.15(m)       Collective Bargaining Agreements

   Schedule 3.16          Insurance
   Schedule 3.17          Vehicles

   Schedule 3.18          Certain Contracts

   Schedule 3.19          Officers and Directors
   Schedule 4.3           Consents



   Schedule 5.1           Access

   Schedule 5.5           Operation of the Business

   Schedule 5.12          Employee Compensation and Benefit
                          Matters
   Schedule 7.2(n)        Contracts to be Assumed

   Schedule 8.3           Certain Contracts


   EXHIBITS

   Exhibit A              Escrow Agreement I

   Exhibit B              Escrow Agreement II
   Exhibit C              Escrow Agreement III

   Exhibit D              Opinion of Jones, Day, Reavis & Pogue

   Exhibit E              Form of Real Estate Lease

   Exhibit F              Form of Paint Line Lease
   Exhibit G              Payoff Letter, Release Letter, Release
                          of Lien, Intellectual Property Release
                          and Assignment of Undivided Interest


   Exhibit H              Opinion of LeBoeuf, Lamb, Greene &
                          MacRae, L.L.P.

   Exhibit I              Opinion of Robert D. Vilsack, Esq.
   Exhibit J
                          Associates Master Lease
   Exhibit K              Transitional Services Agreement

   Exhibit L              Third Party Release



















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